                                                                  EXECUTION COPY

                                  EXHIBIT 4
================================================================================

                                 OMNICARE, INC.

                           REVOLVING CREDIT AGREEMENT

                           DATED AS OF APRIL 7, 1995

                            COMERICA BANK, AS AGENT

================================================================================

                               TABLE OF CONTENTS

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
                                                                                                         PAGE
                                                                                                         ----
1.      DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              1

2.      REVOLVING CREDIT.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             16

        2.1        Revolving Credit Commitment.  . . . . . . . . . . . . . . . . . . . . . . .             16
        2.2        Accrual of Interest and Maturity. . . . . . . . . . . . . . . . . . . . . .             16
        2.3        Requests for Advances and Requests for
                    Refundings and Conversions of Revolving
                    Credit Advances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             16
        2.4        Disbursement of Revolving Credit Advances.  . . . . . . . . . . . . . . . .             18
        2.5        Prime-based Advance in Absence of Election
                    or Upon Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             19
        2.6        Revolving Credit Commitment Fee.  . . . . . . . . . . . . . . . . . . . . .             19
        2.7        Reduction of Indebtedness; Revolving Credit
                    Aggregate Commitment.  . . . . . . . . . . . . . . . . . . . . . . . . . .             20
        2.8        Optional Reduction or Termination of
                    Revolving Credit Aggregate Commitment. . . . . . . . . . . . . . . . . . .             20
        2.9        Extension of Revolving Credit Maturity
                    Date.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             21

3.      LETTERS OF CREDIT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             22

        3.1        Letters of Credit.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .             22
        3.2        Conditions to Issuance. . . . . . . . . . . . . . . . . . . . . . . . . . .             22
        3.3        Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             24
        3.4        Letter of Credit Fees.  . . . . . . . . . . . . . . . . . . . . . . . . . .             24
        3.5        Issuance Fees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             25
        3.6        Draws and Demands for Payment Under Letters
                    of Credit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             25
        3.7        Obligations Irrevocable.  . . . . . . . . . . . . . . . . . . . . . . . . .             27
        3.8        Risk Under Letters of Credit. . . . . . . . . . . . . . . . . . . . . . . .             28
        3.9        Indemnification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             29
        3.10       Right of Reimbursement. . . . . . . . . . . . . . . . . . . . . . . . . . .             30

4.      SWING LINE CREDIT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             30

        4.1        Swing Line Advances.  . . . . . . . . . . . . . . . . . . . . . . . . . . .             30
        4.2        Accrual of Interest; Margin Adjustments.  . . . . . . . . . . . . . . . . .             31
        4.3        Requests for Swing Line Advances. . . . . . . . . . . . . . . . . . . . . .             31
        4.4        Disbursement of Swing Line Advances.  . . . . . . . . . . . . . . . . . . .             32
        4.5        Refunding of or Participation Interest in
                    Swing Line Advances. . . . . . . . . . . . . . . . . . . . . . . . . . . .             33

5.      MARGIN ADJUSTMENTS; INTEREST PAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . .             34

        5.1        Margin Adjustments. . . . . . . . . . . . . . . . . . . . . . . . . . . . .             34
        5.2        Prime-based Interest Payments.  . . . . . . . . . . . . . . . . . . . . . .             35
        5.3        Eurocurrency-based Interest Payments. . . . . . . . . . . . . . . . . . . .             35
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                               TABLE OF CONTENTS
                                  (Continued)

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        5.4        Quoted Rate Advance Interest Payments.  . . . . . . . . . . . . .                       35
        5.5        Interest Payments on Conversions. . . . . . . . . . . . . . . . .                       35
        5.6        Interest on Default.  . . . . . . . . . . . . . . . . . . . . . .                       36

        5.7        Prepayment. . . . . . . . . . . . . . . . . . . . . . . . . . . .                       36

6.      CONDITIONS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       36

        6.1        Execution of Notes and this Agreement.  . . . . . . . . . . . . .                       36
        6.2        Corporate Authority.  . . . . . . . . . . . . . . . . . . . . . .                       37
        6.3        Collateral Documents. . . . . . . . . . . . . . . . . . . . . . .                       37
        6.4        Licenses, Permits, Etc. . . . . . . . . . . . . . . . . . . . . .                       37
        6.5        Representations and Warranties -- All
                    Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       37
        6.6        Compliance with Certain Documents and
                    Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . .                       38
        6.7        Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . . . .                       38
        6.8        No Default. . . . . . . . . . . . . . . . . . . . . . . . . . . .                       38
        6.9        Company's Certificate.  . . . . . . . . . . . . . . . . . . . . .                       38
        6.10       Payment of Fees.  . . . . . . . . . . . . . . . . . . . . . . . .                       38
        6.11       Termination of Existing Credit Agreement. . . . . . . . . . . . .                       38
        6.12       Other Documents and Instruments.  . . . . . . . . . . . . . . . .                       38
        6.13       Continuing Conditions.  . . . . . . . . . . . . . . . . . . . . .                       39

7.      REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . .                       39

        7.1        Corporate Authority.  . . . . . . . . . . . . . . . . . . . . . .                       39
        7.2        Due Authorization - Company.  . . . . . . . . . . . . . . . . . .                       39
        7.3        Due Authorization - Guarantors. . . . . . . . . . . . . . . . . .                       40
        7.4        Encumbrances. . . . . . . . . . . . . . . . . . . . . . . . . . .                       40
        7.5        Capital Stock; Shareholders; Subsidiaries.  . . . . . . . . . . .                       40
        7.6        Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       40
        7.7        No Defaults.  . . . . . . . . . . . . . . . . . . . . . . . . . .                       40
        7.8        Enforceability of Agreement and Loan
                    Documents -- Company.  . . . . . . . . . . . . . . . . . . . . .                       40
        7.9        Enforceability of Loan Documents --
                    Guarantors.  . . . . . . . . . . . . . . . . . . . . . . . . . .                       41
        7.10       Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . .                       41
        7.11       Non-contravention -- Company. . . . . . . . . . . . . . . . . . .                       41
        7.12       Non-contravention -- Guarantors.  . . . . . . . . . . . . . . . .                       41
        7.13       No Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . .                       41
        7.14       Senior Indebtedness Status. . . . . . . . . . . . . . . . . . . .                       42
        7.15       Consents, Approvals and Filings, Etc. . . . . . . . . . . . . . .                       42
        7.16       Agreements Affecting Financial Condition. . . . . . . . . . . . .                       43
        7.17       No Investment Company or Margin Stock.  . . . . . . . . . . . . .                       43
        7.18       ERISA.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       43
        7.19       Conditions Affecting Business or
                    Properties.  . . . . . . . . . . . . . . . . . . . . . . . . . .                       43
        7.20       Environmental and Safety Matters. . . . . . . . . . . . . . . . .                       43
        7.21       Accuracy of Information.  . . . . . . . . . . . . . . . . . . . .                       44

8.      AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . .                       45

        8.1        Preservation of Existence, Etc. . . . . . . . . . . . . . . . . .                       45
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                               TABLE OF CONTENTS
                                  (Continued)

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        8.2        Keeping of Books. . . . . . . . . . . . . . . . . . . . . . . . .                       45
        8.3        Reporting Requirements. . . . . . . . . . . . . . . . . . . . . .                       45
        8.4        Maintain Fixed Charge Coverage Ratio. . . . . . . . . . . . . . .                       47
        8.5        Maintain Leverage Ratio.  . . . . . . . . . . . . . . . . . . . .                       47
        8.6        Net Worth.  . . . . . . . . . . . . . . . . . . . . . . . . . . .                       47
        8.7        Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       48
        8.8        Inspections.  . . . . . . . . . . . . . . . . . . . . . . . . . .                       48
        8.9        [Reserved]. . . . . . . . . . . . . . . . . . . . . . . . . . . .                       48
        8.10       Governmental and Other Approvals. . . . . . . . . . . . . . . . .                       48
        8.11       Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . . .                       49
        8.12       Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . .                       49
        8.13       Compliance with ERISA.  . . . . . . . . . . . . . . . . . . . . .                       49
        8.14       ERISA Notices.  . . . . . . . . . . . . . . . . . . . . . . . . .                       49
        8.15       Subsidiaries; Guaranties. . . . . . . . . . . . . . . . . . . . .                       50
        8.16       Use of Proceeds.  . . . . . . . . . . . . . . . . . . . . . . . .                       50

9.      NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       51

        9.1        Capital Structure and Redemptions.  . . . . . . . . . . . . . . .                       51
        9.2        Business Purposes.  . . . . . . . . . . . . . . . . . . . . . . .                       51
        9.3        Mergers or Dispositions.  . . . . . . . . . . . . . . . . . . . .                       51
        9.4        Guaranties. . . . . . . . . . . . . . . . . . . . . . . . . . . .                       53
        9.5        Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . .                       53
        9.6        Liens.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       54
        9.7        Acquisitions. . . . . . . . . . . . . . . . . . . . . . . . . . .                       54
        9.8        Dividends.  . . . . . . . . . . . . . . . . . . . . . . . . . . .                       54
        9.9        Investments.  . . . . . . . . . . . . . . . . . . . . . . . . . .                       54
        9.10       Accounts Receivable.  . . . . . . . . . . . . . . . . . . . . . .                       55
        9.11       Transactions with Affiliates. . . . . . . . . . . . . . . . . . .                       55
        9.12       No Further Negative Pledges.  . . . . . . . . . . . . . . . . . .                       55

10.     DEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       56

        10.1       Events of Default.  . . . . . . . . . . . . . . . . . . . . . . .                       56
        10.2       Exercise of Remedies. . . . . . . . . . . . . . . . . . . . . . .                       58
        10.3       Rights Cumulative.  . . . . . . . . . . . . . . . . . . . . . . .                       58
        10.4       Waiver by Company of Certain Laws.  . . . . . . . . . . . . . . .                       59
        10.5       Waiver of Defaults. . . . . . . . . . . . . . . . . . . . . . . .                       59
        10.6       Deposits and Accounts.  . . . . . . . . . . . . . . . . . . . . .                       59

11.     PAYMENTS, RECOVERIES AND COLLECTIONS.  . . . . . . . . . . . . . . . . . . .                       60

        11.1       Payment Procedure.  . . . . . . . . . . . . . . . . . . . . . . .                       60
        11.2       Application of Proceeds of Collateral.  . . . . . . . . . . . . .                       61
        11.3       Pro-rata Recovery.  . . . . . . . . . . . . . . . . . . . . . . .                       62
        11.4       Deposits and Accounts.  . . . . . . . . . . . . . . . . . . . . .                       62

12.     CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.  . . . . . . . . . . . . .                       62

        12.1       Reimbursement of Prepayment Costs.  . . . . . . . . . . . . . . .                       62
        12.2       Agent's Eurocurrency Lending Office.  . . . . . . . . . . . . . .                       63
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                                  (Continued)

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        12.3       Circumstances Affecting Eurocurrency-based
                    Rate Availability. . . . . . . . . . . . . . . . . . . . . . . .                       63
        12.4       Laws Affecting Eurocurrency-based Advance
                    Availability.  . . . . . . . . . . . . . . . . . . . . . . . . .                       63
        12.5       Increased Cost of Eurocurrency-based
                    Advances.  . . . . . . . . . . . . . . . . . . . . . . . . . . .                       64
        12.6       Indemnity.  . . . . . . . . . . . . . . . . . . . . . . . . . . .                       65
        12.7       Other Increased Costs.  . . . . . . . . . . . . . . . . . . . . .                       65
        12.8       HLT Determination.  . . . . . . . . . . . . . . . . . . . . . . .                       66
        12.9       Substitution of Banks.  . . . . . . . . . . . . . . . . . . . . .                       67

13.     AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       67

        13.1       Appointment of Agent. . . . . . . . . . . . . . . . . . . . . . .                       67
        13.2       Deposit Account with Agent. . . . . . . . . . . . . . . . . . . .                       68
        13.3       Scope of Agent's Duties.  . . . . . . . . . . . . . . . . . . . .                       68
        13.4       Successor Agent.  . . . . . . . . . . . . . . . . . . . . . . . .                       69
        13.5       Loans by Agent. . . . . . . . . . . . . . . . . . . . . . . . . .                       69
        13.6       Credit Decisions. . . . . . . . . . . . . . . . . . . . . . . . .                       69
        13.7       Agent's Fees. . . . . . . . . . . . . . . . . . . . . . . . . . .                       70
        13.8       Authority of Agent to Enforce Notes and
                    This Agreement.  . . . . . . . . . . . . . . . . . . . . . . . .                       70
        13.9       Indemnification.  . . . . . . . . . . . . . . . . . . . . . . . .                       70
        13.10      Knowledge of Default. . . . . . . . . . . . . . . . . . . . . . .                       71
        13.11      Agent's Authorization; Action by Banks. . . . . . . . . . . . . .                       71
        13.12      Enforcement Actions by the Agent. . . . . . . . . . . . . . . . .                       71

14.     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       72

        14.1       Accounting Principles.  . . . . . . . . . . . . . . . . . . . . .                       72
        14.2       Consent to Jurisdiction.  . . . . . . . . . . . . . . . . . . . .                       72
        14.3       Law of Michigan.  . . . . . . . . . . . . . . . . . . . . . . . .                       72
        14.4       Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       72
        14.5       Closing Costs and Other Costs;
                    Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .                       73
        14.6       Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       74
        14.7       Further Action. . . . . . . . . . . . . . . . . . . . . . . . . .                       75
        14.8       Successors and Assigns; Participations;
                    Assignments. . . . . . . . . . . . . . . . . . . . . . . . . . .                       75
        14.9       Indulgence  . . . . . . . . . . . . . . . . . . . . . . . . . . .                       78
        14.10      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . .                       78
        14.11      Amendment and Waiver  . . . . . . . . . . . . . . . . . . . . . .                       78
        14.12      [Reserved]  . . . . . . . . . . . . . . . . . . . . . . . . . . .                       79
        14.13      Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . .                       79
        14.14      Withholding Taxes . . . . . . . . . . . . . . . . . . . . . . . .                       80
        14.15      WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . .                       80
        14.16      Complete Agreement; Conflicts . . . . . . . . . . . . . . . . . .                       80
        14.17      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . .                       80
        14.18      Table of Contents and Headings  . . . . . . . . . . . . . . . . .                       81
        14.19      Construction of Certain Provisions  . . . . . . . . . . . . . . .                       81
        14.20      Independence of Covenants . . . . . . . . . . . . . . . . . . . .                       81
        14.21      Reliance on and Survival of Various
                    Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . .                       81
        14.22      Effective Upon Execution  . . . . . . . . . . . . . . . . . . . .                       81
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                               TABLE OF CONTENTS
                                  (Continued)


                                                                     PAGE
                                                                     ----

EXHIBITS

   A       FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE

   B       FORM OF REVOLVING CREDIT NOTE

   C       FORM OF NOTICE OF LETTERS OF CREDIT

   D       FORM OF REQUEST FOR SWING LINE ADVANCE

   E       FORM OF SWING LINE NOTE

   F       FORM OF SWING LINE PARTICIPATION CERTIFICATE

   G       PERCENTAGES

   H       FORM OF COVENANT COMPLIANCE AND INTEREST RATE
           ADJUSTMENT REPORT

   I       FORM OF JOINDER AGREEMENT

   J       FORM OF ASSIGNMENT AGREEMENT

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                               TABLE OF CONTENTS
                                  (Continued)

SCHEDULES                                                                   PAGE
---------                                                                   ----
  1       Applicable L/C Fee Percentage, Applicable
          Revolving Commitment Fee Percentage and Eurocurrency
          Margins  . . . . . . . . . . . . . . . . . . . . . . . . . . .
  2       List of Guarantors at Closing  . . . . . . . . . . . . . . . .
  3       Additional Permitted Liens . . . . . . . . . . . . . . . . . .
  7.5     Shareholders of Subsidiaries . . . . . . . . . . . . . . . . .
  7.13    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .
  7.18    Pension Plans  . . . . . . . . . . . . . . . . . . . . . . . .
  7.20    Environmental Matters  . . . . . . . . . . . . . . . . . . . .
  7.21    Contingent Obligations . . . . . . . . . . . . . . . . . . . .
  9.5     Additional Permitted Indebtedness  . . . . . . . . . . . . . .
  9.9     Additional Permitted Investments . . . . . . . . . . . . . . .

                                CREDIT AGREEMENT



         THIS CREDIT AGREEMENT ("Agreement") is made as of the 7th day of April, 1995, by and among Comerica Bank and the other financial institutions from time to time parties hereto as lenders of the Revolving Credit (individually, "Revolving Credit Bank", and collectively "Revolving Credit Banks"), Comerica Bank, as lender of the Swing Line Credit ("Swing Line Bank" and together with Revolving Credit Banks, collectively referred to as the "Banks") Comerica Bank, as agent for the Banks (in such capacity, "Agent"), and Omnicare, Inc., a Delaware corporation ("Company").

         COMPANY, AGENT AND BANKS AGREE:

         1.      DEFINITIONS

         For the purposes of this Agreement the following terms will have the following meanings:

         "Account Party(ies)" shall mean, with respect to any Letter of Credit, the account party or parties (which shall be Company, individually, or a Subsidiary (jointly and severally with Company) named in an application to the Agent for the issuance of such Letter of Credit.

         "Advance(s)" shall mean Revolving Credit Advance(s) and Swing Line Advance(s).

         "Affected Lender" shall have the meaning set forth in Section 12.9.

         "Affiliate" shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Agent" shall mean Comerica Bank, in its capacity as agent hereunder, or any successor agent appointed in accordance with Section 13.4 hereof.

         "Agent's Fees" shall mean those agency, letter of credit issuance and other fees and expenses required to be paid by Company to Agent under Sections
3.5 and 13.7 hereof.

         "Alternate Base Rate" shall mean, for any day, an interest rate per annum equal to the Federal Funds Effective Rate in effect on such day, plus one half of one percent (1/2%).

         "Applicable Commitment Fee Percentage" shall mean as of any date of determination thereof, the applicable percentage used to calculate the Revolving Credit Commitment Fee due and payable hereunder, determined (based upon the Fixed Charge Coverage Ratio, on a Consolidated basis) by reference to the appropriate columns in the pricing matrix attached to this Agreement as
Schedule 1.

         "Applicable L/C Fee Percentage" shall mean, as of any date of determination thereof, the applicable percentage used to calculate the Letter of Credit Fees due and payable hereunder, determined (based upon the Fixed Charge Coverage Ratio, on a Consolidated basis) by reference to the appropriate columns in the pricing matrix attached to this Agreement as Schedule 1.

         "Applicable Interest Rate" shall mean (i) in respect of a Revolving Credit Advance, the Eurocurrency-based Rate or the Prime-based Rate, applicable to such Advance (in the case of a Eurocurrency-based Advance, for the relevant Interest Period), and (ii) in respect of a Swing Line Advance, the Prime-based Rate or the Quoted Rate, applicable to such Advance, for the relevant Interest Period, as selected by Company from time to time subject to the terms and conditions of this Agreement.

         "Banks" shall mean Comerica Bank ("Comerica") and such other financial institutions from time to time parties hereto as lenders and shall include the Revolving Credit Banks and the Swing Line Bank and any assignee which becomes a Bank pursuant to Section 14.8 hereof.

         "Business Day" shall mean any day on which commercial banks are open for domestic and international business in Detroit, London and New York.

         "Capital Expenditures" shall mean, without duplication, any amounts accrued in respect of a period in respect of any purchase or other acquisition for value of fixed or capital assets; provided that, in no event shall Capital Expenditures include amounts expended in respect of normal repair and maintenance of plant facilities, machinery, fixtures and other like capital assets utilized in the ordinary conduct of business (to the extent such amounts would not be capitalized in preparing a balance sheet determined in accordance with GAAP).

         "Capital Stock" shall mean all shares, options, warrants, interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity stock" (as such term is defined in rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1934, as amended).

         "Capitalized Lease" shall mean any lease of property (real, personal or mixed) the obligation for rent with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with GAAP and liability thereunder as so capitalized should be disclosed in a note to such balance sheet.

         "Collateral Documents" shall mean the guaranty agreements executed and delivered (or to be executed and delivered) to the Agent by certain of the Company's Subsidiaries in accordance with the terms and conditions of this Agreement, as the same may be amended from time to time.

         "Company" shall mean Omnicare, Inc., a Delaware corporation.

         "Consolidated" or "Consolidating" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, references to Consolidated financial statements or data of Company includes consolidation with its Subsidiaries in accordance with GAAP.

         "Convertible Notes" shall mean the 5-3/4% Convertible Subordinated Notes due 2003 issued by Company pursuant to the terms of the Indenture.

         "Covenant Compliance and Interest Rate Adjustment Report" shall mean the report to be furnished by Company to the Agent pursuant to Section 8.3 hereof, in the form of attached Exhibit "H" and certified by the chief financial officer of Company (or in such officer's absence, a responsible senior officer), in which report Company shall set forth, among other things, detailed calculations and the resultant ratios or financial tests with respect to the financial covenants contained in Sections 8.4, 8.5 and 8.6 of this Agreement.

         "De Minimis Matters" shall mean environmental or other matters, the existence of which and any liability which may result therefrom, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or businesses of the Company and its Subsidiaries (taken as a whole) or on the ability of the Company and Subsidiaries (taken as a whole) to pay their debts, as such debts become due.

         "Default" shall mean any event which with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

         "Dollars" and the sign "$" shall mean lawful money of the United States of America.

         "EBITDA" shall mean, for any date of determination, the net income from continuing operations of such Person for the four preceding fiscal quarters, plus, to the extent deducted in the computation of such net income, the amount of depreciation, amortization, interest and income tax expense for such period, all as determined in accordance with GAAP.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

         "Eurocurrency-based Advance" shall mean a Revolving Credit Advance which bears interest at the Eurocurrency-based Rate.

         "Eurocurrency-based Rate" shall mean, with respect to any Eurocurrency-Interest Period, the per annum interest rate which is equal to the sum of the Margin plus the quotient of:

         (A) the per annum interest rate at which deposits in eurodollars are offered to Agent's Eurocurrency Lending Office by other prime banks in the eurodollar market in an amount comparable to the relevant Eurocurrency-based Advance and for a period equal to the relevant Eurocurrency-Interest Period at approximately 11:00 A.M. Detroit time two (2) Business Days prior to the first day of such Eurocurrency-Interest Period, divided by

         (B) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of such Eurocurrency-Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurodollar funding (currently referred to as "eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System, all as conclusively determined (absent manifest error) by the Agent, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16th of 1%.

         "Eurocurrency-Interest Period" shall mean the Interest Period applicable to a Eurocurrency-based Advance.

         "Eurocurrency Lending Office" shall mean, (a) with respect to the Agent, Agent's office located at Grand Cayman, British West Indies or such other branch or branches of Agent, domestic or foreign, as it may hereafter designate as a Eurocurrency Lending Office by notice to Company and the Banks, and (b) as to each of the Banks, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as a Eurocurrency Lending Office), or at such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurocurrency Lending Office by notice to Company and Agent.

         "Existing Revolving Credit Agreement" shall mean the Amended and Restated Revolving Credit Agreement dated as of March 27, 1992 by and among Company, Comerica Bank and NBD Bank, N.A. as lenders and Comerica Bank, as agent for the lenders, as amended.

         "Event of Default" shall mean each of the Events of Default specified in Section 10.1 hereof.

         "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16th of 1%.

         "Fees" shall mean the Revolving Credit Commitment Fee, the Letter of Credit Fees, the Agent's Fees and the other fees and charges payable by Company to the Banks or Agent hereunder.

         "Fixed Charge Coverage Ratio" shall mean as at any date of determination, a ratio (i) the numerator of which shall be equal to EBITDA for the preceding four fiscal quarters ending on such date of determination and
(ii) the denominator of which shall be the sum of Fixed Charges for such period.

         "Fixed Charges" of any Person shall mean, for any date of determination, (a) the sum, without duplication, of (i) all interest payable during the preceding four fiscal quarters on indebtedness of such Person, plus
(ii) all payments of principal or other sums payable during such period by such Person with respect to indebtedness of such Person (excluding, however, payments of principal outstanding under the Revolving Credit Notes and the Swing Line Note) plus (iii) all debt discount and expense amortized or required to be amortized during such period by such Person, plus (iv) the maximum amount of all rental payments paid or required to be paid by such Person during such period under Capitalized Leases, plus (v) all Capital Expenditures during such period, minus (b) all interest income received in cash during such period by such Person, as determined in accordance with GAAP.

         "Financial Statements" shall mean all those balance sheets, earnings statements and other financial data (whether of the Company, the Guarantors or otherwise) which have been furnished to the Agent or the Banks for the purposes of, or in connection with, this Agreement and the transactions contemplated hereby.

         "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect on the date hereof, consistently applied.

         "Governmental Obligations" means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

         "Guarantor(s)" shall mean as of the date hereof, each Subsidiary of the Company listed on attached Schedule 2 hereto and subsequent to the date hereof shall also include each Person becoming a Significant Subsidiary of the Company, or otherwise entering into the Guaranty (by joinder agreement or otherwise), from time to time pursuant to the terms and provisions of this Agreement.

         "Guaranty" shall mean, collectively (unless the context indicates otherwise), those guaranties or joinder agreements delivered by the Subsidiaries listed on attached Schedule 2 hereto as of the date hereof, or by any Person which becomes a Significant Subsidiary of Company from time to time subsequent hereto or by any Person who is otherwise required to enter into the Guaranty pursuant to the provisions of this Agreement, for the benefit of the Banks and Agent, pursuant to this Agreement, as amended from time to time.

         "Hazardous Material" shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Hazardous Material Laws.

         "Hazardous Material Law(s)" shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, provincial, local, foreign or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any hazardous, toxic or dangerous waste, substance or material on or about any facilities owned, leased or operated by Company or any of its Subsidiaries, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the ambient air; and any state and local laws and regulations pertaining to any hazardous, toxic or dangerous waste, substance or material and/or asbestos; any so-called "superfund" or "superlien" law; and any other federal, state, provincial, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

         "Hereof", "hereto", "hereunder" and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

         "HLT Determination" shall mean any determination by the Agent or by the Majority Banks, or by applicable federal or state regulatory authorities (including without limitation any central bank or other governmental body having jurisdiction over any of the Banks) that the Indebtedness (or any specific loan facility or portion thereof pursuant to this Agreement) would be classified as a "highly-leveraged transaction" or an "HLT" under applicable federal or state law, regulations or guidelines in effect from time to time, provided that (a), with any determination of HLT status by Agent or the Majority Banks, Agent shall have given Company not less than thirty (30) days prior written notice thereof, accompanied by a certificate setting forth the basis for such determination (which shall be presumed correct absent manifest error) and (b) with respect to any determination of HLT status by a federal or state regulatory authority, Agent shall have given written notice thereof to Company, accompanied by a copy of such determination (if in writing).

         "Indebtedness" shall mean all indebtedness and liabilities (including without limitation interest, fees and other charges) arising under this Agreement or any of the Loan Documents, whether direct or indirect, absolute or contingent, of Company or any Guarantor to any of the Banks or to the Agent, in any manner and at any time, whether evidenced by the Notes, arising under the Guaranty, or any of the other Loan Documents, due or hereafter to become due, now owing or that may hereafter be incurred by Company or any Guarantor to, or acquired by, any of the Banks or by Agent, and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under the Notes or any of the Loan Documents, the direct and indirect and absolute and contingent obligations of the Company and the Guarantors (whether direct or contingent) shall be determined without duplication.

         "Indenture" shall mean the Indenture dated as of October 1, 1993 by and between Company and NBD Bank (formerly known as NBD

Bank, N.A.) pursuant to which the Convertible Notes were issued, as the same may be amended or modified from time to time.

         "Interest Period" shall mean (i) with respect to a Eurocurrency-based Advance, one (1), two (2), three (3) or six (6) months (or any lesser or greater number of days agreed to in advance by Company, Agent and the Revolving Credit Banks) as selected by Company pursuant to Section 2.3, provided, however, that any Eurocurrency-Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month and (ii) with respect to a Swing Line Advance, shall mean a period of one (1) to thirty (30) days agreed to in advance by Company and the Swing Line Bank as selected by Company pursuant to Section 4.3. Each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day, and no Interest Period which would end after the Revolving Credit Maturity Date shall be permitted with respect to any Advance.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

         "Investment" shall mean any loan or advance by Company or any of its Subsidiaries to, or any other loan, advance or investment by Company or any of its Subsidiaries in, any Person (including without limitation, any Subsidiary of Company), without offset, reduction or other adjustment, whether such loan, advance or investment shall be in the nature of an investment in shares of stock or other capital or securities, general or limited partnership or joint venture interests, evidences of indebtedness or otherwise.

         "Issuing Office" shall mean Agent's office located at One Detroit Center, 500 Woodward Avenue, Detroit, Michigan 48226-3289 or such other office as Agent shall designate as its Issuing Office.

         "Joinder Agreement" shall mean a joinder agreement in the form attached to this Agreement as Exhibit "I", to be executed and delivered by any Subsidiary required to be a party to the Guaranty pursuant to Section 8.15 of this Agreement.

         "Joint Venture" shall mean any corporation, partnership, association, joint stock company, business trust or other combined enterprise, other than a Subsidiary, in which or to which the Company or any of its Subsidiaries has made a loan, investment or advance, or has an ownership stake or interest, whether in the nature of capital stock, partnership or other equity interests or otherwise to fund a business enterprise which engages or will engage in a business in which Company or any of its Subsidiaries is engaged as of the date of this Agreement or a business related thereto.

         "Letter(s) of Credit" shall mean any standby or documentary letters of credit issued by Agent at the request of or for the account of an Account Party or Account Parties pursuant to Article 3 hereof.

         "Letter of Credit Agreement" shall mean, in respect of each Letter of Credit, the application and related documentation satisfactory to the Agent of an Account Party or Account Parties requesting Agent to issue such Letter of Credit, as amended from time to time.

         "Letter of Credit Fees" shall mean the fees payable to Agent for the accounts of the Banks in connection with Letters of Credit pursuant to Section
3.4 hereof.

         "Letter of Credit Maximum Amount" shall mean as of any date of determination the lesser of: (a) Twenty Million Dollars ($20,000,000); or (b) the Revolving Credit Aggregate Commitment as of such date, minus the aggregate principal amount of Advances outstanding as of such date under the Notes.

         "Letter of Credit Obligation(s)" shall mean the obligation of an Account Party or Account Parties under each Letter of Credit Agreement to reimburse the Agent for each payment made by the Agent under the Letter of Credit issued pursuant to such Letter of Credit Agreement, together with all other sums, fees, charges and amounts which may be owing to the Agent under such Letter of Credit Agreement.

         "Letter of Credit Payment" shall mean any amount paid or required to be paid by the Agent in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

         "Leverage Ratio" shall mean, as at the time any determination thereof is to be made, a ratio, the numerator of which shall be Senior Indebtedness as of such date and the denominator of which shall be EBITDA for the four preceding fiscal quarters ending on the date of determination determined in accordance with GAAP.

         "Lien" shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, financing statement or comparable notice or other filing or recording, lessor's or lessee's interest under any lease, subordination or any claim or right, or any other type of lien, charge, encumbrance, preferential or priority arrangement or other claim or right, whether based on common law or statute.

         "Loan Documents" shall mean, collectively, this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Collateral Documents, and any other documents, certificates, instruments or agreements executed pursuant to or in connection with any such document or this Agreement, as such documents may be amended from time to time.

         "Majority Banks" shall mean at any time Banks holding not less than fifty-one percent (51%) of the sum of the aggregate principal amount of the Indebtedness then outstanding under the Revolving Credit Notes (or, if no Indebtedness is then outstanding, Banks holding not less than fifty-one percent (51%) of the Percentages).

         "Margin" shall mean, as of any date of determination thereof, the applicable interest rate margin determined in accordance with the provisions of
Section 5.1 hereof (based upon the Fixed Charge Coverage Ratio, on a Consolidated basis) by reference to the appropriate columns in the pricing matrix attached to this Agreement as Schedule 1.

         "Net Worth" of any Person shall mean, as of any date, the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such Person and the amount of any foreign currency translation adjustment account shown as a capital account of such Person, as determined in accordance with GAAP.

         "Notes" shall mean the Revolving Credit Notes and the Swing Line Note.

         "Pension Plan(s)" shall mean all employee pension benefit plans, as defined in Section 3(2) of ERISA, which are maintained or contributed to by Company or its Subsidiaries.

         "Percentage" shall mean, with respect to any Bank, its percentage share, as set forth on Exhibit "G", hereto, of the Revolving Credit and its risk participation in Letters of Credit as such Exhibit may be revised from time to time by Agent in accordance with Section 14.8 hereof.

         "Permitted Acquisitions" shall mean any acquisition by the Company or any Subsidiary of all or substantially all of the assets of another Person, or of a division or line of business of another Person or fifty one percent (51%) or more of the shares of stock or other ownership interests of another Person which satisfies and/or is conducted in accordance with the following requirements:

                      (i) on the date of any such acquisition, all necessary governmental, quasi-governmental, agency, regulatory or similar approvals of applicable jurisdictions (or the respective agencies, instrumentalities or political subdivisions, as applicable, of such jurisdictions) and all necessary non-governmental and other third-party approvals which, in each case, are material to such acquisition have been obtained and are in effect, and Company and its Subsidiaries are in full compliance thereunder, and all necessary declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other person have been made;

                      (ii) if an acquisition of stock of an acquisition target, the acquisition shall have been approved by the Board of Directors or all of the shareholders whose stock is being acquired of such acquisition target not later than the date any Request for Advance is delivered to Bank in connection with an Advance to be used to pay a portion of the acquisition consideration and as of such date, no claim or challenge has been asserted or threatened by any shareholder, director, officer or employee of the acquisition target or by any other Person which might reasonably be expected to have a material adverse effect on Company and its Consolidated Subsidiary; and

                     (iii) both before and after such acquisition, no Default or Event of Default (whether or not related to such acquisition), has occurred and is continuing under this Agreement, or any of the other Loan Documents.

         "Permitted Encumbrances" shall mean, with respect to any Person:

                 (a) the liens and encumbrances granted under or established by this Agreement or the Loan Documents;

                 (b) liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that such provision for the payment of all such taxes known to such Person has been made on the books of such Person as may be required by GAAP;

                 (c) mechanics', materialmen's, carriers', warehousemen's and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any levy, execution or other enforcement of such liens and encumbrances shall have been duly suspended; and
         (ii) such provision for the payment of such liens and encumbrances has been made on the books of such Person as may be required by GAAP;

                 (d) liens arising in connection with worker's compensation, unemployment insurance, old age pensions (subject to the applicable provisions of this Agreement) and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any levy, execution or other enforcement of such liens shall have been duly suspended; and (ii) such provision for the payment of such liens has been made on the books of such Person as may be required by GAAP;

                 (e)(i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States or any foreign government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and
         (ii) has been made on the books of such Person as may be required by GAAP;

                 (f) any easements, restrictions, mineral, oil, gas and mining rights and reservations and minor defects in title with respect to real property which do not individually or in the aggregate materially detract from the value of such real property; and

                 (g) those liens and encumbrances of the Company or its Subsidiaries identified in Schedule 3 hereto.

         "Permitted Investments" shall mean:

                      (i)         Governmental Obligations;

                      (ii) Obligations of a state of the United States, the District of Columbia or any possession of the United States, or any political subdivision thereof, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one nationally recognized rating agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three
         (3) major grades as determined by at least one Rating Agency;

                    (iii) Banker's acceptances, commercial accounts, certificates of deposit, or depository receipts issued by a bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000;

                      (iv) Commercial paper rated at the time of purchase within the two highest classifications established by each Rating Agency, and which matures within 270 days after the date of issue;

                      (v) Secured repurchase agreements against obligations itemized in paragraph (i) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

                      (vi) Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (i) through (iv) above.

         "Person" shall mean an individual, corporation, partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

         "Prime Rate" shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent, to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

         "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

         "Prime-based Rate" shall mean, for any day, that rate of interest which is equal to the greater of (i) the Prime Rate, or (ii) the Alternate Base Rate.

         "Purchasing Lender" shall have the meaning set forth in Section 12.9.

         "Quoted Rate" shall mean the rate of interest per annum offered by the Swing Line Bank in its sole discretion with respect to a Swing Line Advance.

         "Quoted Rate Advance" means any Swing Line Advance which bears interest at the Quoted Rate.

         "Rating Agency" shall mean Moody's Investors Service, Standard and Poor's Ratings Group or any other nationally-recognized statistical rating organization which is acceptable to the Agent.

         "Request for Revolving Credit Advance" shall mean a Request for Revolving Credit Advance issued by Company under Section 2.3 of this Agreement in the form annexed hereto as Exhibit "A".

         "Request for Swing Line Advance" shall mean a Request for Swing Line Advance issued by Company under Section 4.3 of this Agreement in the form attached hereto as Exhibit "D".

         "Revolving Credit" shall mean the revolving credit loan to be advanced to the Company by the Revolving Credit Banks pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

         "Revolving Credit Advance" shall mean a borrowing requested by Company and made by Revolving Credit Banks under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 hereof and any advance in respect of a Letter of Credit under Section 3.6 hereof, and shall include, as applicable, a Eurocurrency- based Advance and/or Prime-based Advance.

         "Revolving Credit Aggregate Commitment" shall mean One Hundred Thirty Five Million Dollars ($135,000,000) subject to reduction or termination under
Section 2.8 or 10.2 hereof.

         "Revolving Credit Banks" shall mean Comerica Bank, and such other financial institutions from time to time parties hereto as lenders of the Revolving Credit.

         "Revolving Credit Commitment Fee" shall mean the fees payable to Agent for distribution to the Revolving Credit Banks pursuant to Section 2.6 hereof.

         "Revolving Credit Maturity Date" shall mean the earlier to occur of
(i) March 31, 2000, and (ii) the date on which the Revolving Credit Aggregate Commitment shall be terminated pursuant to Section 2.8 or Section 10.2 hereof.

         "Revolving Credit Notes" shall mean the revolving credit notes described in Section 2.1 hereof, made by Company to each of the Revolving Credit Banks in the form annexed to this agreement as Exhibit "B", as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

         "Senior Indebtedness" of any Person shall mean, as of any date, without duplication, (a) all obligations of such Person for borrowed money (excluding, however, any such obligations which are, and remain at all times after incurrence, expressly subordinate and junior in right and priority to payment of the Indebtedness by agreement satisfactory in form and substance to the Majority Banks), (b) all obligations of such Person in respect of letters of credit, surety bonds or similar obligations issued for the account of such Person, (c) all obligations of such Person as lessee or user under any lease of real or personal property which, in accordance with GAAP, are or should be capitalized on the books of the lessee or user, (d) all obligations of such Person in respect of the deferred purchase price for goods, property or services acquired by such Person, (e) all obligations of such Person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered, (f) all obligations of such Person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such Person upon termination for any reason on the date of determination), and (g) all obligations of others similar in character to those described in clauses (a) through (f) of this definition to the extent such Person is liable, contingently or otherwise, as obligor, guarantor or in any other capacity, or in respect of which obligations such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business) including without limitation all obligations of such Person to advance funds to, or to purchase property or services from, any other Person in order to maintain the financial condition of such other Person.

         "Significant Subsidiary" shall mean each Subsidiary of Company which at any date of determination has assets, determined in accordance with GAAP, with a book value equal to or greater than an amount equal to two and one half percent (2 1/2%) of the Consolidated assets of Company and its Consolidated Subsidiaries determined as of the last day of the fiscal quarter of Company ending immediately preceding such date of determination.

         "Subsidiary(ies)" shall mean any other corporation, association, joint stock company, or business trust of which more than fifty percent (50%) of the outstanding voting stock or share capital is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein, Subsidiary(ies) shall refer to the Company's Subsidiary(ies).

         "Swing Line Advance" shall mean an Advance made by Swing Line Bank to Company pursuant to Section 4.1 hereof.

         "Swing Line Bank" shall mean Comerica Bank, in its capacity as lender under Article 4 of this Agreement, and its successors and assigns.

         "Swing Line Note" shall mean the swing line note described in Section
4.1 hereof, made by Company to Swing Line Bank in the form annexed hereto as Exhibit "E", as such Note may be amended or supplemented from time to time, and any notes issued in substitution, replacement or renewal thereof from time to time.

         "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all indebtedness for borrowed money shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

         2.      REVOLVING CREDIT.

         2.1 Revolving Credit Commitment. Subject to the terms and conditions of this Agreement, each Revolving Credit Bank severally and for itself alone agrees to make Advances of the Revolving Credit to Company from time to time on any Business Day during the period from the effective date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding each such Revolving Credit Bank's Percentage of the Revolving Credit Aggregate Commitment. All of such Advances hereunder shall be evidenced by the Revolving Credit Notes, under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

         2.2 Accrual of Interest and Maturity. (a) The Revolving Credit Notes, and all principal and interest outstanding thereunder, shall mature and become due and payable in full on the Revolving Credit Maturity Date, and each Advance evidenced by the Revolving Credit Notes from time to time outstanding hereunder shall, from and after the date of such Advance, bear interest at its Applicable Interest Rate. The amount and date of each Revolving Credit Advance, its Applicable Interest Rate, its Interest Period, and the amount and date of any repayment shall be noted on Agent's records, which records will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Agent to record any such information shall not relieve Company of its obligation to repay the outstanding principal amount of such Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement and the Loan Documents.

         2.3 Requests for Advances and Requests for Refundings and Conversions of Revolving Credit Advances. Company may request a Revolving Credit Advance, refund any Revolving Credit Advance in the same type of Revolving Credit Advance or convert any Revolving Credit Advance to any other type of Revolving Credit Advance only after delivery to Agent of a Request for Revolving Credit Advance executed by an authorized officer of Company subject to the following and to the remaining provisions hereof:

                 (a) each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance form annexed hereto as Exhibit "A", including without limitation:

              (i) the proposed date of Revolving Credit Advance, which must be a Business Day;

             (ii) whether the Revolving Credit Advance is a refunding or conversion of an outstanding Revolving Credit Advance; and

            (iii) whether such Revolving Credit Advance is to be a Prime-based Advance, a Eurocurrency-based Advance, and, except in the case of a Prime-based Advance, the first Interest Period applicable thereto;

                 (b) each such Request for Revolving Credit Advance shall be delivered to Agent by 11:00 a.m. (Detroit time) three (3) Business Days prior to the proposed date of Revolving Credit Advance, except in the case of a Prime-based Advance, for which the Request for Revolving Credit Advance must be delivered by 10 a.m. (Detroit time) on such proposed date;

                 (c) the principal amount of such requested Revolving Credit Advance, plus the principal amount of all other Advances then outstanding hereunder, plus the aggregate undrawn portion of any Letters of Credit which shall be outstanding as of the date of the requested Revolving Credit Advance and the aggregate face amount of Letters of Credit requested but not yet issued, less the principal amount of any outstanding Swing Line Advance or Revolving Credit Advance to be refunded by the requested Revolving Credit Advance shall not exceed the then applicable Revolving Credit Aggregate Commitment;

                 (d) the principal amount of such Revolving Credit Advance, plus the amount of any other outstanding Indebtedness under this Agreement to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least One Million Dollars ($1,000,000) or a larger integral multiple of One Million Dollars ($1,000,000) and at any one time there shall not be in effect more than five (5) Interest Periods;

                 (e) each Request for Revolving Credit Advance shall constitute and include a certification by the Company as of the date thereof that:

              (i) both before and after the Revolving Credit Advance, the obligations of the Company and the Guarantors set forth in this Agreement and the Loan Documents, as applicable, are valid, binding and enforceable obligations of such parties;

             (ii) to the best knowledge of Company all conditions to Advances of the Revolving Credit have been satisfied;

            (iii) there is no Default or Event of Default in existence, and none will exist upon the making of the Advance; and

             (iv) the representations and warranties contained in this Agreement and the Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of and immediately after the making of the Advance.

         2.4     Disbursement of Revolving Credit Advances.

                 (a) Upon receiving any Request for Revolving Credit Advance from Company under Section 2.3 hereof, Agent shall promptly notify each Revolving Credit Bank by wire, telecopy, telex or by telephone (confirmed by wire, telecopy or telex) of the amount of such Revolving Credit Advance to be made and the date such Advance is to be made by said Revolving Credit Bank pursuant to its Percentage of the Revolving Credit Advance. Unless such Revolving Credit Bank's commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each Revolving Credit Bank shall send the amount of its Percentage of the Advance in same day funds in Dollars to Agent at the office of Agent located at One Detroit Center, Detroit, Michigan 48226-3289 not later than 2:00 p.m. (Detroit time) on the date of such Advance.

                 (b) Subject to submission of an executed Request for Revolving Credit Advance by Company without exceptions noted in the compliance certification therein and to the other terms and conditions hereof, Agent shall make available to Company the aggregate of the amounts so received by it from the Revolving Credit Banks under this
         Section 2.4, in like funds, not later than 4:00 p.m. (Detroit time) on the date of such Revolving Credit Advance by credit to an account of Company maintained with Agent or to such other account or third party as Company may reasonably direct.

                 (c) Unless Agent shall have been notified by any Revolving Credit Bank prior to the date of any proposed Revolving Credit Advance that such Revolving Credit Bank does not intend to make available to Agent such Revolving Credit Bank's Percentage of the Revolving Credit Advance, Agent may assume that such Revolving Credit Bank has made such amount available to Agent on such date, as aforesaid and may, in its sole discretion and without obligation to do so, in reliance upon such assumption, make available to Company a corresponding amount. If such amount is not in fact made available to Agent by such Revolving Credit Bank in accordance with Section 2.4(a), as aforesaid, Agent shall be entitled to recover such amount on demand from such Revolving Credit Bank. If such Revolving Credit Bank does not pay such amount forthwith upon Agent's demand therefor, the Agent shall promptly notify Company, and Company shall pay such amount to Agent. Agent shall also be entitled to recover from such

         Revolving Credit Bank or from Company, as the case may be, interest on such amount in respect of each day from the date such amount was made available by Agent to Company to the date such amount is recovered by Agent, at a rate per annum equal to:

              (i) in the case of such Revolving Credit Bank, the Federal Funds Effective Rate; or

             (ii) in the case of Company, the rate of interest then applicable to the Revolving Credit Advance.

         The obligation of any Revolving Credit Bank to make any Revolving Credit Advance hereunder shall not be affected by the failure of any other Revolving Credit Bank to make any Revolving Credit Advance hereunder, and no Bank shall have any liability to the Company, the Agent, any other Bank, or any other party for another Bank's failure to make any loan or Revolving Credit Advance hereunder.

         2.5 Prime-based Advance in Absence of Election or Upon Default. If, as to any outstanding Eurocurrency-based Advance, Agent has not received payment on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Revolving Credit Advance meeting the requirements of Section 2.3 hereof with respect to the refunding or conversion of such Advance, or, subject to Section 5.6 hereof, if on such day a Default or Event of Default shall exist, the principal amount thereof which is not then prepaid shall be converted automatically to a Prime-based Advance and the Agent shall thereafter promptly notify Company of said action.

         2.6 Revolving Credit Commitment Fee. From the date hereof to (but excluding) the Revolving Credit Maturity Date, the Company shall pay to each of the Revolving Credit Banks, a Revolving Credit Commitment Fee determined by multiplying the Applicable Commitment Fee Percentage times the average daily amount by which such Bank's Percentage of the Revolving Credit Aggregate Commitment then in effect exceeds the sum of (i) such Bank's Percentage of the aggregate principal amount of Revolving Credit Advances outstanding from time to time during such period (plus, in the case of the Swing Line Bank, the aggregate principal amount of Swing Line Advances outstanding during such period) and (ii) such Bank's Percentage of the aggregate daily undrawn amount of any Letters of Credit during such period, calculated on a daily basis. The Revolving Credit Commitment Fee shall be payable quarterly in arrears commencing April 1, 1995, and on the first day of each calendar quarter thereafter and at the Revolving Credit Maturity Date, and shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Commitment Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Such Revolving Credit Commitment Fees shall be paid by Company to the Agent. Upon receipt of such payment, Agent shall make prompt payment to each Revolving Credit Bank of its share of the Revolving Credit Commitment Fee. The Revolving Credit Commitment Fee shall not be refundable under any circumstances.

         2.7 Reduction of Indebtedness; Revolving Credit Aggregate Commitment. If at any time and for any reason the aggregate principal amount of Advances hereunder to Company, plus the aggregate undrawn amount of any Letters of Credit which shall be outstanding at such time, shall exceed the then applicable Revolving Credit Aggregate Commitment, Company shall immediately reduce any pending request for an Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Indebtedness equal to such excess and, to the extent such Indebtedness consists of Letter of Credit obligations, provide cash collateral on the basis set forth in Section 10.2 hereof. Company acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section
12.1 hereof; provided, however, that Company shall, in order to reduce any such prepayment costs and expenses, first prepay such portion of the Indebtedness then carried as a Prime-based Advance, if any.

         2.8 Optional Reduction or Termination of Revolving Credit Aggregate Commitment. The Company may, upon at least five (5) Business Days' prior written notice to Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to at least Five Million Dollars ($5,000,000) or a larger integral multiple of One Million Dollars ($1,000,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Commitment Fee, if any, accrued to the date of such reduction; (iii) the Company shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Swing Line Advances and Revolving Credit Advances, plus the aggregate amount of outstanding Letters of Credit, exceeds the amount of the Revolving Credit Aggregate Commitment, taking into account the aforesaid reductions thereof, together with accrued but unpaid interest on the principal amount of such prepaid Advances to the date of prepayment; (iv) if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurocurrency-based Advance or Quoted Rate Advance, the termination or reduction may be made only on the last Business Day of the then current Interest Period applicable to such Advance and (v) no reduction shall reduce the amount of the Revolving Credit Aggregate Commitment to an amount which is less than the sum of the aggregate undrawn amount of any Letters of Credit outstanding at such time.

Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of the Revolving Credit Notes shall be distributed by Agent to each Revolving Credit Bank in accordance with such Bank's Percentage thereof, and will not be available for reinstatement by or readvance to the Company and any accompanying prepayments of the Swing Line Notes shall be distributed by Agent to the Swing Line Bank and will not be available for reinstatement by or readvance to the Company. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Bank's portion thereof proportionately (based upon the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Prime-based Advances under the Revolving Credit, next to Swing Line Advances which bear interest at the Prime-based Rate, next to Quoted Rate Advances and then to Eurocurrency-based Advances.

         2.9 Extension of Revolving Credit Maturity Date. (a) Provided that no Default or Event of Default has occurred and is continuing, Company may, by written notice to Agent and each Bank (which notice shall be irrevocable and which shall not be deemed effective unless actually received by Agent and each
Bank) prior to May 31 but not before April 1, of each year (except 1995) ending before June 1, 1998, request that the Banks extend the then applicable Revolving Credit Maturity Date to a date that is one year later than the Revolving Credit Maturity Date then in effect (each such request, a "Request"). Each Bank shall, not later than thirty (30) calendar days following the date of its receipt of the Request, give written notice to the Agent stating whether such Bank is willing to extend the Revolving Credit Maturity Date as requested. If Agent has received the aforesaid written approvals of such Request from each of the Banks, then, effective upon the date of Agent's receipt of all such written approvals from the Banks, as aforesaid, the Revolving Credit Maturity Date shall be so extended for an additional one year period, the term Revolving Credit Maturity Date shall mean such extended date and Agent shall promptly notify the Company that such extension has occurred.

                 (b) If (i) any Bank gives the Agent written notice that it is unwilling to extend the Revolving Credit Maturity Date as requested or
(ii) any Bank fails to provide written approval to Agent of such a Request within thirty (30) calendar days of the date of such Bank's receipt of the Request, then (w) the Banks shall be deemed to have declined to extend the Revolving Credit Maturity Date, (x) the then-current Revolving Credit Maturity Date shall remain in effect (with no further right on the part of Company to request extensions thereof under this Section 2.9), and (y) the commitments of the Banks to make Advances of the Revolving Credit hereunder shall terminate on the Revolving Credit Maturity Date then in effect, and Agent shall promptly notify Company thereof.

         3.      LETTERS OF CREDIT.

         3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Agent may through its Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of an Account Party accompanied by a duly executed Letter of Credit Agreement, and such other documentation related to the requested Letter of Credit as the Agent may reasonably require, issue standby or documentary Letters of Credit for the account of such Account Party, in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of Two Hundred Fifty Thousand Dollars ($250,000) and shall have an expiration date not later than three (3) years from its date of issuance; provided that each Letter of Credit (including any renewal thereof) shall expire not later than ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof. The submission of all applications and the issuance of each Letter of Credit hereunder shall be subject in all respects to applicable provisions of U.S. law and regulations, including without limitation, the Trading With the Enemy Act, Export Administration Act, International Emergency Economic Powers Act, and the Regulations of the Office of Foreign Assets Control of the U.S. Department of the Treasury.

         3.2 Conditions to Issuance. No Letter of Credit shall be issued at the request and for the account of any Account Party unless, as of the date of issuance of such Letter of Credit:

                 (a) the face amount of the Letter of Credit requested, plus the undrawn portion of all other outstanding Letters of Credit and the aggregate amount of all unpaid Letter of Credit Obligations, does not exceed the Letter of Credit Maximum Amount;

                 (b) the face amount of the Letter of Credit requested, plus the aggregate principal amount of all Advances outstanding under the Notes, plus the aggregate undrawn portion of all other outstanding Letters of Credit and the aggregate amount of all unpaid Letter of Credit Obligations, do not exceed the then applicable Revolving Credit Aggregate Commitment;

                 (c) the obligations of Company set forth in this Agreement and the Loan Documents are valid, binding and enforceable obligations of Company and the valid, binding and enforceable nature of this Agreement and the Loan Documents has not been disputed by Company;

                 (d) both immediately before and immediately after issuance of the Letter of Credit requested, no Default or Event of Default exists;

                 (e) the representations and warranties contained in this Agreement and the Loan Documents are true in all material respects as if made on such date;

                 (f) the execution of the Letter of Credit Agreement with respect to the Letter of Credit requested will not violate the terms and conditions of any material contract, agreement or other borrowing of Company;

                 (g) the Account Party requesting the Letter of Credit shall have delivered to Agent at its Issuing Office, not less than five (5) Business Days prior to the requested date for issuance (or such shorter time as the Agent, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be reasonably required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be satisfactory to Agent and its Issuing Office in the exercise of its reasonable discretion;

                 (h) no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Agent from issuing the Letter of Credit, or any Bank from taking an assignment of its Percentage thereof pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit or request that Agent refrain from issuing, or any Bank refrain from taking an assignment of its Percentage of, the Letter of Credit requested or letters of credit generally;

                 (i) there shall have been no introduction of or change in the interpretation of any law or regulation that would make it unlawful for the Agent to issue the requested Letter of Credit, no general suspension of trading on the New York Stock Exchange or any other national securities exchange, no declaration of a general banking moratorium by banking authorities in the United States, Michigan or the respective jurisdictions in which the Banks, the Account Party and the beneficiary of the requested Letter of Credit are located (each a "Banking Authority"), and no establishment of any new restrictions by any Banking Authority on transactions involving letters of credit or on banks materially affecting the extension of credit by banks; and

                 (j) Agent shall have received the issuance fee required in connection with the issuance of such Letter of Credit pursuant to Section 3.5 hereof.

Each Letter of Credit Agreement submitted to Agent pursuant hereto shall constitute the certification by the Company and the Account Party of the matters set forth in this Section 3.2 (a) through (f). The Agent shall be entitled to rely on such certification without any duty of inquiry.

         3.3 Notice. Agent shall give notice, substantially in the form attached as Exhibit "C", to each Revolving Credit Bank of the issuance of each Letter of Credit, not later than three (3) Business Days after issuance of each Letter of Credit, specifying the amount thereof and the amount of such Bank's Percentage thereof.

         3.4 Letter of Credit Fees. Company shall pay to the Agent for distribution to the Revolving Credit Banks in accordance with the Percentages, Letter of Credit Fees as follows:

                 (a) a per annum Letter of Credit Fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto in the amount of the Applicable L/C Fee Percentage (determined with reference to Schedule 1 of this Agreement), exclusive of the issuance fee of one-eighth of one percentage point (1/8%) per annum on the face amount thereof to be paid to Agent under
Section 3.5 hereof.

                 (b) If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, Agent or any of the Banks or (ii) impose on Agent or any of the Banks any other condition regarding this Agreement or the Letters of Credit, and the result of any event referred to in clause (i) or
(ii) above shall be to increase in an amount deemed material by Agent or the Banks the cost or expense to Agent or the Banks of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Agent's or such Bank's reasonable allocation of the aggregate of such cost increases and expense resulting from such events), then, upon demand by the Agent or such Bank, as the case may be, the Company shall, within ten days following demand for payment, pay to Agent or such Bank, as the case may be, from time to time as specified by the Agent or such Bank, additional amounts which shall be sufficient to compensate the Agent or such Bank for such increased cost and expense, together with interest on each such amount from ten days after the date demanded until payment in full thereof at the Prime-based Rate. A certificate as to such increased cost or expense incurred by the Agent or such Bank, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, shall be promptly submitted to the Company and shall be conclusive, absent manifest error, as to the amount thereof.

                 (c) All payments by the Company to the Agent or the Revolving Credit Banks under this Section 3.4 shall be made in Dollars and in immediately available funds at the Agent's Issuing Office or such other office of the Agent as may be designated from time to time by written notice to the Company by the Agent. The aforesaid fees shall be nonrefundable under all circumstances, shall be payable quarterly in arrears on the first day of each calendar quarter, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof.

         3.5 Issuance Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees (including a letter of credit issuance fee of one eighth percentage point (1/8%) to be retained by Agent for its own account), the Company and the applicable Account Party shall pay, for the sole account of the Agent, standard documentation, administration, payment and cancellation charges assessed by Agent or its Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of Agent's Issuing Office in effect from time to time.

         3.6     Draws and Demands for Payment Under Letters of Credit.

                 (a) The Company and each applicable Account Party agrees to pay to the Agent, on the day on which the Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Agent in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Agent relative thereto. Unless the Company or the applicable Account Party shall have made such payment to the Agent on such day, upon each such payment by the Agent, the Agent shall be deemed to have disbursed to the Company, and the Company shall be deemed to have elected to substitute for its reimbursement obligation, a Prime-based Advance from the Banks in an amount equal to the amount so paid by the Agent in respect of such draft or other demand under such Letter of Credit. Such Prime-based Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Article 2 hereof and, to the extent of the Prime-based Advance so disbursed, the reimbursement obligation of the Company or the applicable Account Party to the Agent under this Section 3.6 shall be deemed satisfied.

         (b) If the Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Agent shall provide notice thereof to the Company and the applicable Account Party on the date such draft or demand is honored, and to each Revolving Credit Bank on such date unless the Company or applicable Account Party shall have satisfied its reimbursement obligation under Section 3.6(a) by payment to the Agent on such date. The Agent shall further use reasonable efforts to provide notice to the Company or applicable Account Party prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of the Agent with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of the Company or applicable Account Party under
Section 3.6(a) hereof.

         (c) Upon issuance by the Agent of each Letter of Credit hereunder, each Revolving Credit Bank shall automatically acquire a pro rata risk participation interest in such Letter of Credit and related Letter of Credit Payment based on its respective Percentage. Each Revolving Credit Bank, on the date a draft or demand under any Letter of Credit is honored, shall make its Percentage share of the amount paid by the Agent, and not reimbursed by the Company or applicable Account Party by payment to the Agent on such day, available in immediately available funds at the principal office of the Agent for the account of the Agent. If and to the extent such Bank shall not have made such pro rata portion available to the Agent, such Bank, the Company and the applicable Account Party severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Agent until such amount is so made available to the Agent at a per annum rate equal to the interest rate applicable during such period to the related Advance disbursed under Section 3.6(a) in respect of the reimbursement obligation of the Company and the applicable Account Party. If such Bank shall pay such amount to the Agent together with such interest, such amount so paid shall constitute a Prime-based Advance by such Bank disbursed in respect of the reimbursement obligation of the Company or applicable Account Party under Section 3.6(a) for purposes of this Agreement, effective as of the date such amount was paid by the Agent. The failure of any Revolving Credit Bank to make its pro rata portion of any such amount paid by the Agent available to the Agent shall not relieve any other Revolving Credit Bank of its obligation to make available its pro rata portion of such amount, but no Bank shall be responsible for failure of any other Bank to make such pro rata portion available to the Agent.

         (d) Nothing in this Agreement shall be construed to require or authorize any Bank to issue any Letter of Credit, it being recognized that the Agent shall be the sole issuer of Letters of Credit under this Agreement.

         3.7 Obligations Irrevocable. The obligations of Company and any Account Party to make payments to Agent or the Revolving Credit Banks with respect to Letter of Credit Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

                 (a) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to such Letter of Credit (the "Letter of Credit Documents");

                 (b) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the Letter of Credit Documents;

                 (c) The existence of any claim, setoff, defense or other right which the Company or any Account Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent or any Bank or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

                 (d) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                 (e) Payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

                 (f) Any failure, omission, delay or lack on the part of the Agent or any Bank or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, any Bank or any such party under this Agreement, any of the Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, any Bank or any such party; or

                 (g) Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of Company or any Account Party from the performance or observance of any obligation, covenant or agreement contained in
Section 3.6.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which Company or any Account Party has or may have against the beneficiary of any Letter of Credit shall be available hereunder to Company or any Account Party against the Agent or any Bank. Nothing contained in this Section 3.7 shall be deemed to prevent Company or the Account Parties, after satisfaction in full of the absolute and unconditional obligations of Company and the Account Parties hereunder, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Agent or any Bank.

         3.8 Risk Under Letters of Credit. (a) In assigning and the handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Agent shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

                 (b) Subject to other terms and conditions of this Agreement, Agent shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Agent's regularly established practices and procedures and, except pursuant to Section 13.3 hereof, Agent will have no further obligation with respect thereto. In the administration of Letters of Credit, Agent shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Agent with due care and Agent may rely upon any notice, communication, certificate or other statement from Company, any Account Party, beneficiaries of Letters of Credit, or any other Person which Agent believes to be authentic. Agent will, upon request, furnish the Banks with copies of Letter of Credit Agreements, Letters of Credit and documents related thereto.

                 (c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Agent makes no representation and shall, subject to Section 3.7 hereof, have no responsibility with respect to (i) the obligations of Company or any Account Party or, the validity, sufficiency or enforceability of any document or instrument given in connection therewith, (ii) the financial condition of, any representations made by, or any act or omission of Company, the applicable Account Party or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Agent in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Banks expressly acknowledge that they have made and will continue to make their own evaluations of Company's creditworthiness without reliance on any representation of Agent or Agent's officers, agents and employees.

                 (d) If at any time Agent shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Agent shall receive same for the pro rata benefit of the Banks in accordance with their respective Percentage interests therein and shall promptly deliver to each Revolving Credit Bank its share thereof, less such Bank's pro rata share of the costs of such recovery, including court costs and attorney's fees. If at any time any Revolving Credit Bank shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Bank's Percentage share of such payment, such Bank will promptly pay over such excess to Agent, for redistribution in accordance with this Agreement.

         3.9 Indemnification. (a) The Company and each Account Party hereby indemnifies and agrees to hold harmless the Banks and the Agent, and their respective officers, directors, employees and agents, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Banks or the Agent or any such person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and neither any Bank nor the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for:
(i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith; (ii) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Agent), including failure of any documents to bear any reference or adequate reference to such Letter of Credit; (iv) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or (v) any other event or circumstance whatsoever arising in connection with any Letter of Credit; provided, however, that Company and Account Parties shall not be required to indemnify the Banks and the Agent and such other persons, and the Agent shall be liable to the Company and the Account Parties to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by Company and the Account Parties which were caused by the Agent's gross negligence, willful misconduct or wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

         (b) It is understood that in making any payment under a Letter of Credit the Agent will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary. It is further acknowledged and agreed that Company or an Account Party may have rights against the beneficiary or others in connection with any Letter of Credit with respect to which the Banks are alleged to be liable and it shall be a condition of the assertion of any liability of the Banks under this Section that Company or applicable Account Party shall contemporaneously pursue all remedies in respect of the alleged loss against such beneficiary and any other parties obligated or liable in connection with such Letter of Credit and any related transactions.

         3.10 Right of Reimbursement. Each Revolving Credit Bank agrees to reimburse the Agent on demand, pro rata in accordance with their Percentages, for (i) the reasonable out-of-pocket costs and expenses of the Agent to be reimbursed by Company or any Account Party pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by Company or Account Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent (in its capacity as issuer of any Letter of Credit) in any way relating to or arising out of this Agreement, any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, except to the extent that such liabilities, losses, costs or expenses were incurred by Agent solely as a result of Agent's gross negligence or willful misconduct.

         4.      SWING LINE CREDIT.

         4.1 Swing Line Advances. The Swing Line Bank shall, on the terms and subject to the conditions hereinafter set forth, make one or more advances (each such advance being a "Swing Line Advance") to Company from time to time on any Business Day during the period from the date hereof to (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed Five Million Dollars ($5,000,000) at any time outstanding; provided, however, that after giving effect to all Swing Line Advances and all Revolving Credit Advances requested to be made on such date, the sum of the aggregate principal amount of all outstanding Advances, the undrawn portion of all outstanding Letters of Credit and the aggregate amount of all unpaid Letter of Credit Obligations shall not exceed the then applicable Revolving Credit Aggregate Commitment. All Swing Line Advances shall be evidenced by the Swing Line Note, under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement. Each Swing Line Advance shall mature and the principal amount thereof shall be due and payable by Company on the last day of the Interest

Period applicable thereto. In no event whatsoever shall any outstanding Swing Line Advance be deemed to reduce, modify or affect any Bank's commitment to make Revolving Credit Advances based upon its Percentage.

         4.2 Accrual of Interest; Margin Adjustments. Each Swing Line Advance shall, from time to time after the date of such Advance, bear interest at its Applicable Interest Rate. The amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, and the amount and date of any repayment shall be noted on Agent's records, which records will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Agent to record any such information shall not relieve Company of its obligation to repay the outstanding principal amount of such Advance, all interest accrued therein and any amount payable with respect thereto in accordance with the terms of this Agreement and the Loan Documents.

         4.3 Requests for Swing Line Advances. Company may request a Swing Line Advance only after delivery to Swing Line Bank of a Request for Swing Line Advance executed by an authorized officer of Company, subject to the following and to the remaining provisions hereof:

                 (a) each such Request for Swing Line Advance shall set forth the information required on the Request for Swing Line Advance form annexed hereto as Exhibit "D", including without limitation:

                      (i) the proposed date of Swing Line Advance, which must be a Business Day;

                     (ii) whether such Swing Line Advance is to be a Prime-based Advance or Quoted Rate Advance; and

                    (iii)         the duration of the Interest Period
         applicable thereto;

                 (b) each such Request for Swing Line Advance shall be delivered to Swing Line Bank by 12:00 p.m. (Detroit time) on the proposed date of the Swing Line Advance;

                 (c) the principal amount of such requested Swing Line Advance, plus the principal amount of all other Advances then outstanding hereunder, plus the aggregate undrawn portion of any Letter of Credit which shall be outstanding as of the date of the requested Swing Line Advance, plus the aggregate face amount of Letters of Credit requested but not yet issued, shall not exceed the then applicable Revolving Credit Aggregate Commitment;

                 (d) the principal amount of such Swing Line Advance shall be at least Fifty Thousand Dollars ($50,000) or any larger amount in multiples of Fifty Thousand Dollars ($50,000);

                 (e) each Request for Swing Line Advance, once delivered to Swing Line Bank, shall not be revocable by Company, and shall constitute and include a certification by the Company as of the date thereof that:

                      (i) both before and after the Swing Line Advance, the obligations of the Company and the Guarantors set forth in this Agreement and the Loan Documents, as applicable, are valid, binding and enforceable obligations of such parties;

                      (ii) to the best knowledge of Company all conditions to Advances have been satisfied;

                    (iii) there is no Default or Event of Default in existence, and none shall exist upon the making of the Swing Line Advance; and

                      (iv) the representations and warranties contained in this Agreement and the Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of and immediately after the making of the Swing Line Advance.

Swing Line Bank shall promptly deliver to Agent by telecopier a copy of any Request for Swing Line Advance received.

         4.4 Disbursement of Swing Line Advances. Subject to submission of an executed Request for Swing Line Advance by Company without exceptions noted in the compliance certification therein and to the other terms and conditions hereof, Swing Line Bank shall make available to Company the amount so requested, in same day funds, not later than 4:00 p.m. (Detroit time) on the date of such Swing Line Advance by credit to an account of Company maintained with Swing Line Bank or to such other account or third party as Company may reasonably direct. Swing Line Bank shall promptly notify Agent of any Swing Line Advance by telephone, telex or telecopier.

         4.5     Refunding of or Participation Interest in Swing Line Advances.

                 (a) The Agent, at any time in its sole and absolute discretion, may (or, upon the request of the Swing Line Bank, shall) on behalf of the Company (which hereby irrevocably directs the Agent to act on its behalf) request each Revolving Credit Bank (including the Swing Line Bank in its capacity as a Revolving Credit Bank) to make a Revolving Credit Advance in an amount equal to such Revolving Credit Bank's Percentage of the principal amount of the Swing Line Advances (the "Refunded Swing Line Advances") outstanding on the date such notice is given; provided that (i) at any time as there shall be a Swing Line Advance outstanding for more than thirty days, the Agent shall, on behalf of the Company (which hereby irrevocably directs the Agent to act on its behalf), promptly request each Revolving Credit Bank (including the Swing Line
Bank) to make a Revolving Credit Advance in an amount equal to such Revolving Credit Bank's Percentage of the principal amount of such outstanding Swing Line Advance and (ii) Swing Line Advances may be prepaid by the Borrower in accordance with the provisions of Section 5.7 hereof. Unless any of the events described in Section 10.1(j) shall have occurred (in which event the procedures of paragraph (b) of this Section 4.5 shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Credit Bank shall make the proceeds of its Revolving Credit Advance available to the Agent for the ratable benefit of the Swing Line Bank at the office of the Agent specified in Section 2.4(a) prior to 11:00 a.m. Detroit time, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Advances shall be immediately applied to repay the Refunded Swing Line Advances.

                 (b) If, prior to the making of a Revolving Credit Advances pursuant to paragraph (a) of this Section 4.5, one of the events described in Section 10.1(j) shall have occurred, each Revolving Credit Bank will, on the date such Revolving Credit Advance was to have been made, purchase from the Swing Line Bank an undivided participating interest in the Refunded Swing Line Advance in an amount equal to its Percentage of such Refunded Swing Line Advance. Each Bank will immediately transfer to the Agent, in immediately available funds, the amount of its participation and upon receipt thereof the Agent will deliver to such Bank a Swing Line Bank Participation Certificate in the form of Exhibit "F" dated the date of receipt of such funds and in such amount.

                 (c) Each Bank's obligation to make Revolving Credit Advances and to purchase participation interests in accordance with clauses (a) and (b) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Bank may have against Swing Line Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company or any other Person; (iv) any breach of this Agreement by the Company or any other Person;
(v) any inability of the Company to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Bank does not make available to the Agent the amount required pursuant to clause (a) or (b) above, as the case may be, the Agent shall be entitled to recover such amount on demand from such Bank, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Effective Rate for the first two Business Days and at the Alternate Base Rate thereafter.

         5.      MARGIN ADJUSTMENTS; INTEREST PAYMENTS

         5.1 Margin Adjustments. Adjustments in the Margin applicable to Eurocurrency-based Advances, the Applicable Commitment Fee Percentage and the Applicable L/C Fee Percentage, based upon the Fixed Charge Coverage Ratio (on a Consolidated basis), shall be implemented on a quarterly basis as follows:

         (a) Such adjustments shall be given prospective effect only, effective (i) as to all Prime-based Advances outstanding hereunder, the Applicable Commitment Fee and the Applicable L/C Fee Percentage, upon the required date of delivery of the financial statements under Sections 8.3(b) and 8.3(c) hereunder, in each case establishing applicability of the appropriate adjustment, and (ii) as to each Eurocurrency-based Advance outstanding hereunder, effective upon the expiration of the applicable Interest Period(s), if any, in effect on the date of the delivery of such financial statements, in each case with no retroactivity or claw- back. In the event Company fails timely to deliver the financial statements required under Section 8.3(b) and 8.3(c), then from the date of such financial statements (but no later than the date delivery of such financial statements was required) until such financial statements are delivered, the margins and fee percentages shall be those set forth under the Level 3 Column of the pricing matrix.

         (b) With respect to Eurocurrency-based Advances outstanding hereunder, an adjustment hereunder, after becoming effective, shall remain in effect only through the end of the applicable Interest Period(s) for such Eurocurrency-based Advances if any; provided, however, that upon any change in the Margin level then in effect, as aforesaid, or the occurrence of any other event which under the terms hereof causes such adjustment no longer to be applicable, then any such subsequent adjustment or no adjustment, as the case may be, shall be effective (and said pricing shall thereby be adjusted up or down, as applicable) with the commencement of each Interest Period following such change or event, all in accordance with the preceding subparagraph.

         (c) Such Margin adjustments under this Section 5.1 shall be made irrespective of, and in addition to, any other interest rate adjustments hereunder.

         5.2 Prime-based Interest Payments. Interest on the unpaid balance of all Prime-based Advances from time to time outstanding shall accrue from the date of such Advances to the Revolving Credit

Maturity Date (and until paid), at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds quarterly commencing on the first day of the calendar quarter next succeeding the calendar quarter during which the initial Advance is made and on the first day of each calendar quarter thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

         5.3 Eurocurrency-based Interest Payments. Interest on each Eurocurrency-based Advance having a related Eurocurrency-Interest Period of 3 months or less shall accrue at its Eurocurrency-based Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest shall be payable in immediately available funds on each Eurocurrency-based Advance outstanding from time to time having a Eurocurrency-Interest Period of 6 months or longer, at intervals of 3 months after the first day of the applicable Interest Period, and shall also be payable on the last day of the Interest Period applicable thereto. Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

         5.4 Quoted Rate Advance Interest Payments. Interest on each Quoted Rate Advance shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including the last day thereof.

         5.5 Interest Payments on Conversions. Notwithstanding anything to the contrary in Sections 5.2 and 5.3, all accrued and unpaid interest on any Revolving Credit Advance refunded or converted pursuant to Section 2.3 hereof shall be due and payable in full on the date such Advance is refunded or converted.

         5.6 Interest on Default. Notwithstanding anything to the contrary set forth in Sections 5.2, 5.3 and 5.4, in the event and so long as any Event of Default shall exist under this Agreement, interest shall be payable daily on the principal amount of all Advances from time to time outstanding (and on all other monetary obligations of Company hereunder and under the other Loan Documents) at a per annum rate equal to the Applicable Interest Rate (and, with respect to Eurocurrency-based Advances calculated on the bases of the maximum Margins) in respect of each such Advance, plus, in the case of Eurocurrency-based Advances and

Quoted Rate Advances, three percent (3%) per annum for the remainder of the then existing Interest Period, if any, and at all other such times and for all Prime-based Advances, at a per annum rate equal to the Prime-based Rate, plus three percent (3%).

         5.7 Prepayment. Company may prepay all or part of the outstanding balance of any Prime-based Advance(s) (subject to not less than one (1) Business Day's notice to Agent) at any time, provided that the amount of any partial prepayment shall be at least Five Hundred Thousand Dollars ($500,000) and the aggregate balance of Prime-based Advance(s) remaining outstanding under the Revolving Credit Notes shall be at least Five Hundred Thousand Dollars ($500,000) and the aggregate amount outstanding under all Swing Line Advances shall be at least Five Hundred Thousand Dollars ($500,000). Company may prepay all or part of any Eurocurrency-based Advance (subject to not less than three
(3) Business Days' notice to Agent) only on the last day of the Interest Period applicable thereto, provided that the amount of any such partial prepayment shall be at least Five Hundred Thousand Dollars ($500,000), and the unpaid portion of such Advance which is refunded or converted under Section 2.7 shall be at least One Million Dollars ($1,000,000). Company may prepay Quoted Rate Advances only on the last day of the Interest Period applicable thereto. Any prepayment made in accordance with this Section shall be without premium, penalty or prejudice to the right to reborrow under the terms of this Agreement. Any other prepayment of all or any portion of the Revolving Credit, whether by acceleration, mandatory or required prepayment or otherwise, shall be subject to Section 12.1 hereof, but otherwise without premium, penalty or prejudice.

         6.      CONDITIONS.

         The obligations of Banks to make Advances or issue Letters of Credit pursuant to this Agreement are subject to the following conditions:

         6.1 Execution of Notes and this Agreement. Company shall have executed and delivered to Agent for the account of each Bank, the Revolving Credit Notes, the Swing Line Note and this Agreement (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), and such Revolving Credit Notes, the Swing Line Note, the Loan Documents and this Agreement shall be in full force and effect.

         6.2 Corporate Authority. Agent shall have received, with a counterpart thereof for each Bank: (i) certified copies of resolutions of the Board of Directors of Company evidencing approval of the transactions contemplated by this Agreement and the Notes and authorizing the execution and delivery thereof and the borrowing of Advances hereunder and of each of the Guarantors evidencing approval of its entering into the Collateral Documents; and (ii) (A) certified copies of Company's, and each Guarantor's, certificate of incorporation and bylaws or other constitutional documents certified (in the case of certificates of incorporation or articles of incorporation) as true and complete as of a recent date by the appropriate official of the jurisdiction of incorporation of each such entity; and (B) a certificate of good standing from the state or other jurisdictions of Company's and each Guarantor's incorporation, and from every state or other jurisdiction in which either Company or any Guarantor is qualified to do business, if issued by such jurisdictions, subject to the limitations (as to qualification and authorization to do business) contained in Section 7.1, hereof.

         6.3 Collateral Documents. As security for all Indebtedness of Company to the Banks hereunder, each of the Guarantors shall have furnished, executed, and delivered to the Agent, or caused to be furnished, executed and delivered to the Agent, prior to or concurrently with the initial borrowing hereunder, in form and substance satisfactory to Agent and the Banks and supported by appropriate resolutions in certified form authorizing same, the Guaranty.

         6.4 Licenses, Permits, Etc. The Agent shall have received, with a counterpart for each Bank, copies of each authorization, license, permit, consent, order or approval of, or registration, declaration or filing with, any governmental authority or any securities exchange or other person (including without limitation any securities holder) obtained or made by the Company, any of its Subsidiaries, or any other Person (as of the relevant date of Advance or loan hereunder) in connection with the execution and delivery of the Loan Documents.

         6.5 Representations and Warranties -- All Parties. The representations and warranties made by Company, Guarantors or any other party to any of the Loan Documents (excluding the Agent and Banks) under this Agreement or any of the Loan Documents (except, in the case of refundings or conversions of outstanding Advances, the representations set forth in Section 7.13, Section 7.20 and the second sentence of Section 7.21), and the representations and warranties of any of the foregoing which are contained in any certificate, document or financial or other statement furnished at any time hereunder or thereunder or in connection herewith or therewith shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the date of the making of any Advance hereunder.

         6.6 Compliance with Certain Documents and Agreements. The Company and each of the Guarantors (and any of their respective Subsidiaries or Affiliates) shall have each performed and complied with all agreements and conditions contained in this Agreement, the Loan Documents, or any agreement or other document executed thereunder and required to be performed or complied with by each of them (as of the applicable date) and none of such parties shall be in default in the performance or compliance with any of the terms or provisions hereof or thereof.

         6.7 Opinion of Counsel. Company and each of the Guarantors shall furnish Agent prior to the initial Advance under this Agreement, and with signed copies for each Bank, opinions of counsel to the Company and each of the Guarantors, dated the date hereof, and covering such matters as required by and otherwise satisfactory in form and substance to the Agent and each of the Banks.

         6.8 No Default. No Default or Event of Default shall have occurred and be continuing, and there shall have been no material adverse change in the financial condition, properties, business, prospects of, results or operations of the Company and its Subsidiaries taken as a whole from December 31, 1994 to the date of the making of the first borrowing hereunder.

         6.9 Company's Certificate. The Agent shall have received, with a signed counterpart for each Bank, a certificate of a responsible senior officer of Company dated the date of the making of Advances hereunder, stating that to the best of his or her knowledge after due inquiry, the conditions of paragraphs 6.1, 6.4 through 6.6, 6.8 and 6.11 hereof have been fully satisfied.

         6.10 Payment of Fees. Company shall have paid to the Agent all fees, costs and expenses required hereunder to be paid to Agent upon execution of this Agreement.

         6.11 Termination of Existing Credit Agreement. Agent shall have received evidence satisfactory to Agent of the termination of the Existing Revolving Credit Agreement and payment in full by Company of all of its obligations thereunder.

         6.12 Other Documents and Instruments. The Agent shall have received, with a photocopy for each Bank, such other instruments and documents as each of the Banks may reasonably request in connection with the making of Advances or issuance of Letters of Credit hereunder, and all such instruments and documents shall be satisfactory in form and substance to the Banks.

         6.13 Continuing Conditions. The obligations of the Banks to make Advances or issue Letters of Credit under this Agreement shall be subject to the continuing conditions that all documents executed or submitted pursuant hereto shall be satisfactory in form and substance (consistent with the terms hereof) to Agent and its counsel and to each of the Banks; Agent and its counsel and each of the Banks and their respective counsel shall have received all information, and such counterpart originals or such certified or other copies of such materials, as Agent or its counsel and each of the Banks and their respective counsel may reasonably request; and all other legal matters relating to the transactions contemplated by this Agreement (including, without limitation, matters arising from time to time as a result of changes occurring with respect to any statutory, regulatory or decisional law applicable hereto) shall be satisfactory to counsel to Agent and counsel to each of the Banks.

\        7.      REPRESENTATIONS AND WARRANTIES

         Company represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties until the Revolving Credit Maturity Date and thereafter until final payment in full of the Indebtedness and the performance by Company of all other obligations under this Agreement:

         7.1 Corporate Authority. Each of Company and its Subsidiaries is a corporation duly organized and existing in good standing under the laws of the applicable jurisdiction of organization, charter or incorporation; it is duly qualified and authorized to do business as a corporation or foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary, except where such failure to qualify and be authorized to do business is not reasonably likely to have a material adverse impact on the Company and its Subsidiaries taken as a whole.

         7.2 Due Authorization - Company. Execution, delivery and performance of this Agreement and any other documents and instruments required under or in connection with this Agreement or the Loan Documents (or to be so executed and delivered), and the issuance of the Notes by Company are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Certificate of Incorporation or Bylaws and, except as have been previously obtained or as referred to in Section 7.15, below, do not require the consent or approval, material to the transactions contemplated by this Agreement or the Loan Documents, of any governmental body, agency or authority.

         7.3 Due Authorization - Guarantors. Execution, delivery and performance of the Guaranty and all other documents and instruments required of Guarantors under or in connection with this Agreement or the Loan Documents (or to be so executed and delivered) are within the corporate powers of the Guarantors, have been duly authorized, are not in contravention of law or the terms of the Guarantor's Articles of Incorporation or Bylaws, and, except as have been previously obtained (or as referred to in Section 7.15 below), do not require the consent or approval, material to the transactions contemplated by this Agreement, and the Loan Documents, of any governmental body, agency or authority not previously obtained.

         7.4 Encumbrances. There are no security interests in, liens, mortgages, or other encumbrances on and no financing statements on file with respect to any of the property owned by Company or any of its Subsidiaries except for the Permitted Encumbrances.

         7.5 Capital Stock; Shareholders; Subsidiaries. As of the date hereof, (a) all present Subsidiaries of Company are set forth in the attached
Schedule 7.5, along with the percentage of the outstanding voting stock owned by Company or by a Subsidiary of Company (and identifying that Subsidiary); and
(b) other than as disclosed on Schedule 7.5, there are no outstanding options, warrants or rights to purchase, nor any agreement for the subscription, purchase or acquisition of, any shares of the capital stock of any of Company's Subsidiaries.

         7.6 Taxes. Each of Company and its Subsidiaries has filed on or before their respective due dates, all federal, state and foreign tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively contested in good faith by appropriate proceedings and with respect to which adequate provision has been made on the books of Company as may be required by GAAP.

         7.7 No Defaults. There exists no default under the provisions of any instrument evidencing the Convertible Notes, any Senior Indebtedness or any other indebtedness for borrowed money of the Company or any of its Subsidiaries which is permitted hereunder or any Senior Indebtedness connected with any of the Permitted Encumbrances, or of any agreement relating thereto.

         7.8 Enforceability of Agreement and Loan Documents -- Company. This Agreement, each of the Loan Documents to which Company is a party, and all other certificates, agreements and documents executed and delivered by Company under or in connection herewith or therewith have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of Company, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor's rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

         7.9 Enforceability of Loan Documents -- Guarantors. The Loan Documents to which each of the Guarantors is a party, and all certificates, documents and agreements executed in connection therewith by the Guarantors have each been duly executed and delivered by the respective duly authorized officers of the Guarantors and constitute the valid and binding obligations of Guarantors, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor's rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

         7.10 Compliance with Laws. The Company and its Subsidiaries each has complied with all applicable laws, including without limitation, Hazardous Material Laws, except to the extent that failure to comply therewith would not materially interfere with the conduct of the business of Company and its Subsidiaries taken as a whole, or would not have a material adverse effect upon Company and its Subsidiaries taken as a whole, or upon any material property (whether personal or real) owned by any of them.

         7.11 Non-contravention -- Company. The execution, delivery and performance of this Agreement and the Loan Documents and any other documents and instruments required under or in connection with this Agreement by Company are not in contravention of the terms of any indenture, agreement or undertaking to which Company or any of its Subsidiaries is a party or by which its or their properties are bound or affected.

         7.12 Non-contravention -- Guarantors. The execution, delivery and performance of those Loan Documents signed by the Guarantors, and any other documents and instruments required under or in connection with this Agreement by the Guarantors are not in contravention of the terms of any indenture, agreement or undertaking to which any Subsidiary or Company is a party or by which it or its properties are bound or affected.

         7.13 No Litigation. There is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding, or governmental investigation pending against or to the knowledge of Company, affecting Company or any of its Subsidiaries (other than any suit, action or proceeding in which Company or a Subsidiary is the plaintiff and in which no counterclaim or cross-claim against Company or such Subsidiary has been filed), nor has Company or any of its Subsidiaries or any of its or their officers or directors been subject to any suit, action, proceeding or governmental investigation as a result of which any such officer or director is or may be entitled to indemnification by Company or a Subsidiary, as applicable, except in each case as otherwise disclosed in Schedule 7.13 attached hereto and except for miscellaneous suits, actions and proceedings (other than suits, actions or proceedings commenced by any government or governmental authority) involving less than $500,000 in the aggregate, which suits, if resolved adversely to Company or any of its Subsidiaries, are not reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as so disclosed, there is not outstanding against Company or any Subsidiary any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator nor is Company or any Subsidiary in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court where such violation would reasonably be expected to have a material adverse effect on Company and its Subsidiaries taken as a whole.

         7.14 Senior Indebtedness Status. The Indebtedness constitutes "Senior Indebtedness" for purposes of the Convertible Notes and the Indenture.

         7.15 Consents, Approvals and Filings, Etc. Except as have been previously obtained, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) is required in connection with the execution, delivery and performance: (i) by Company of this Agreement, any of the Loan Documents to which it is a party, or any other documents or instruments to be executed and or delivered by Company in connection therewith or herewith; (ii) by any Guarantor, of any of the Loan Documents to which any Guarantor is a party, or
(iii) by Company or any of the Guarantors, of the liens, pledges, mortgages, security interests or other encumbrances granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the Loan Documents. All such authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of Company threatened attack (in any material respect) by appeal or direct proceeding or otherwise.

         7.16 Agreements Affecting Financial Condition. Neither the Company nor any of its Subsidiaries is party to any agreement or instrument or subject to any charter or other corporate restriction which materially adversely affects the financial condition or operations of the Company and its Subsidiaries (taken as a whole).

         7.17 No Investment Company or Margin Stock. Neither the Company nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Loans will be used by the Company or any of its Subsidiaries to purchase or carry margin stock or will be made available by the Company or any of its Subsidiaries in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

         7.18 ERISA. Neither Company nor any of its Subsidiaries maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 7.18 hereto; and there is no accumulated funding deficiency within the meaning of ERISA, or any existing liability with respect to any of the Pension Plans owed to the Pension Benefit Guaranty Corporation or any successor thereto, and no "reportable event" or "prohibited transaction", as defined in ERISA, has occurred with respect to any Pension Plan, and all such Pension Plans are in material compliance with the requirements of the Internal Revenue Code and ERISA.

         7.19 Conditions Affecting Business or Properties. Neither the respective businesses nor the properties of Company or any of its Subsidiaries is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God or other casualty (whether or not covered by insurance), which materially adversely affects, or if such event or condition were to continue for more than ten (10) additional days would reasonably be expected to materially adversely affect, any such businesses or properties of Company and its Subsidiaries (taken as a whole).

         7.20 Environmental and Safety Matters. (a) Each of the Company and its Subsidiaries is in compliance with all federal, state and local laws, ordinances and regulations relating to safety and industrial hygiene or to the environmental condition, including without limitation all Hazardous Materials Laws in jurisdictions in which the Company or its Subsidiaries owns or operates, or has owned or operated, a facility or site, or arranges or has arranged for disposal or treatment of hazardous substances, solid waste, or other wastes, accepts or has accepted for transport any hazardous substances, solid wastes or other wastes or holds or has held any interest in real property or otherwise, except for De Minimis Matters or as otherwise disclosed on
Schedule 7.20 hereto, and as to such matters disclosed on such Schedule, none is likely to have a material adverse effect on the financial condition or businesses of the Company and its Subsidiaries (taken as a whole).

                 (b) No demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise, arising under, relating to or in connection with any applicable Hazardous Materials Laws is pending or, to the best knowledge of Company, after due investigation, threatened against the Company or any of its Subsidiaries, any real property in which the Company or any of its Subsidiaries holds or has held an interest or any past or present operation of the Company or any of its Subsidiaries, except as disclosed on
Schedule 7.20 hereto, and as to such matters disclosed on such Schedule, none will have a material adverse effect on the financial condition or businesses of the Company and its Subsidiaries (taken as a whole).

                 (c) Neither the Company nor any of its Subsidiaries (i) is, to the best knowledge of Company, after due investigation, the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic substances, radioactive materials, hazardous wastes or related materials into the environment, (ii) has received any notice of any toxic substances, radioactive materials, hazardous waste or related materials in, or upon any of its properties in violation of any applicable Hazardous Materials Laws, or (iii) knows of any basis for any such investigation, notice or violation, except as disclosed on Schedule 7.20 hereto, and as to such matters disclosed on such Schedule, none will have a material adverse effect on the financial condition or business of Company and its Subsidiaries (taken as a whole).

                 (d) No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring or, to the best knowledge of Company after due investigation, has occurred on, under or to any real property in which the Company or any of its Subsidiaries holds any interest or on which the Company or any of its Subsidiaries performs any of its operations, in violation of any Hazardous Material Law except as disclosed on
Schedule 7.20 hereto, and as to such matters disclosed on such Schedule, none will have a material adverse effect on the financial condition or business of the Company and its Subsidiaries (taken as a whole).

         7.21 Accuracy of Information. (a) Each of the Company's financial statements previously furnished to Agent and the Banks prior to the date of this Agreement, has been prepared in accordance with GAAP and is complete and correct in all material respects and fairly presents (subject to year-end audit adjustments in the case of interim statements) the financial condition of Company and the results of its operations for the periods covered thereby. (b) Since December 31, 1994 there has been no material adverse change in the financial condition of Company or any of its Subsidiaries taken as a whole; to the best knowledge of Company, neither Company nor any of its Subsidiaries has any contingent obligations (including any liability for taxes) not disclosed by or reserved against in the December 31, 1994 balance sheets, as applicable, except as set forth on Schedule 7.21 hereof, and at the present time there are no unrealized or anticipated losses from any present commitment of Company or any of its Subsidiaries which in the aggregate is likely to have a materially adverse effect on the financial condition or businesses of Company and its Subsidiaries taken as a whole.

         8.      AFFIRMATIVE COVENANTS

         Company covenants and agrees that it will, and, as applicable, it will cause each of its Subsidiaries, until the Revolving Credit Maturity Date and thereafter until expiration of all Letters of Credit and final payment in full of the Indebtedness and the performance by the Company of all other obligations under this Agreement and the other Loan Documents, unless the Majority Banks shall otherwise consent in writing:

         8.1     Preservation of Existence, Etc. Subject to the terms of this
Agreement: (i) preserve and maintain its existence and such of its rights, licenses, and privileges as are material to the business and operations conducted by it; (ii) qualify and remain qualified to do business in each jurisdiction in which such qualification is material to its business and operations or ownership of its properties; (iii) continue to conduct and operate its businesses substantially as conducted and operated during the present and preceding fiscal years; (iv) at all times maintain, preserve and protect all of its franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition; and
(v) from time to time make, or cause to be made, all necessary or appropriate repairs, replacements, betterments and improvements thereto such that the businesses carried on in connection therewith may be properly and advantageously conducted at all times.

         8.2 Keeping of Books. Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements prepared in accordance with GAAP.

         8.3     Reporting Requirements. Furnish Agent with copies for each
Bank:

                 (a) as soon as possible, and in any event within three Business Days after becoming aware of the occurrence of any Default or Event of Default or any other event or occurrence which has or would reasonably be expected to have a materially adverse effect upon the business, property or financial condition of Company and its Subsidiaries (taken as a whole), or upon Company's ability to comply with its obligations hereunder or upon the Company's or any Guarantor's ability to comply with its obligations under any of the Loan Documents, a written statement of a responsible senior officer of the Company setting forth details of such Default, Event of Default or other event or occurrence and the action which the

         Company has taken or has caused to be taken or proposes to take or cause to be taken with respect thereto;

                 (b) as soon as available, and in any event within one hundred twenty (120) days after and as of the end of each of Company's fiscal years, beginning with the fiscal year ending December 31, 1994,
         (i) audited financial statements of the Company on a Consolidated basis containing the balance sheet of the Company and its Consolidated Subsidiaries as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows for each such fiscal year, and such other comments and financial details as are usually included in similar reports, such financial statements to be prepared in accordance with GAAP and certified by independent certified public accountants of recognized standing selected by Company and, if other than one of the "Big 6" accounting firms, acceptable to the Majority Banks and containing unqualified opinions as to the fairness of the statements therein contained; and (ii) a Covenant Compliance and Interest Rate Adjustment Report;

                 (c)      as soon as available, and in any event within sixty
         (60) days after and as of the end of each fiscal quarter of Company (including the last quarter of each fiscal year), commencing with its quarter ending December 31, 1994, (i) the balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and related statements of income, retained earnings and cash flows for the portion of the fiscal year through the end of such period, each on a Consolidated basis certified by a responsible financial officer of Company as to the consistency with prior financial reports and accounting periods, and as to accuracy and fairness of presentation and (ii) a Covenant Compliance and Interest Rate Adjustment Report;

                 (d) promptly upon receipt thereof, copies of all reports and management letters prepared with respect to Company or any of its Subsidiaries by any independent certified public accountants in connection with any annual, interim or other audit or review of the books of Company or its Subsidiaries, irrespective of the party requesting such an audit or review;

                 (e) promptly upon becoming available, a copy of all financial statements, reports, notices, proxy statements and other communications sent by the Company or any of its Subsidiaries to their stockholders, and all regular and periodic reports filed by the Company or any of its Subsidiaries with any securities exchange or the Securities and Exchange Commission or any governmental authorities succeeding to any or all of the functions of said commission or exchange;

                 (f) promptly, and in form and substance reasonably satisfactory to Agent and the requesting Banks, such other information as Agent or the Majority Banks (acting through Agent) may reasonably request from time to time, and additional Covenant Compliance and Interest Rate Adjustment Reports; and

                 (g) (i) as soon as available, and in any event within sixty (60) days after and as of the end of each fiscal quarter of Company, a schedule listing each Subsidiary of Company and for each such Subsidiary, its assets as of the end of such fiscal quarter and its revenues for the three month period ending on such date (or if such Subsidiary is a newly formed or acquired Subsidiary, the period beginning on the date such Subsidiary was formed or acquired and ending on the last day of such fiscal quarter, and, (ii) within fifteen (15) days after the closing of any Permitted Acquisition, a certificate identifying any Subsidiary formed in connection with such Permitted Acquisition and showing the amount of the assets of such Subsidiary after giving effect to the Permitted Acquisition; provided, however, such certificate need not be given if the consideration paid in connection with the Permitted Acquisition (taking into account cash consideration and the assumption of debt) is less than $1,000,000.

         8.4 Maintain Fixed Charge Coverage Ratio. On a Consolidated basis, maintain at all times a Fixed Charge Coverage Ratio of not less than
1.35 to 1.0.

         8.5 Maintain Leverage Ratio. On a Consolidated basis, maintain at all times a Leverage Ratio of not more than 3.0 to 1.0.

         8.6 Net Worth. On a Consolidated basis, maintain at all times a Net Worth of not less than the base Net Worth. For purposes of this Agreement,

                 (i) base Net Worth shall be $160,000,000 as of the date of execution of this Agreement;

                 (ii) on the last day of each fiscal quarter of Company, beginning March 31, 1995, the base Net Worth then in effect shall be adjusted upward by the sum of (a) an amount equal to 25% of, if a positive number, net income of Company and its Consolidated Subsidiaries for the fiscal quarter then ended, (b) 100% of the net cash proceeds of the issuance of Capital Stock of the Company or any of its Consolidated Subsidiaries received during such fiscal quarter, and (c) 100% of the principal amount of any of the Convertible Notes converted to common stock of Company pursuant to the terms of the Convertible Notes and the Indenture during such fiscal quarter.

         8.7 Taxes. Pay and discharge all taxes and other governmental charges, and all material contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith by appropriate proceedings and is reserved for, as required by GAAP, on its balance sheet.

         8.8 Inspections. Permit Agent and each Bank, through their authorized attorneys, accountants and representatives to examine Company's and each Subsidiaries' books, accounts, records, ledgers and assets and properties at all reasonable times during normal business hours, upon oral or written request of Agent or such Bank; and permit Agent and each Bank or their authorized representatives, at reasonable times and intervals, to visit all of their respective offices, discuss their respective financial matters with their respective officers and independent certified public accountants, and, by this provision, Company authorizes such accountants to discuss the finances and affairs of Company and its Subsidiaries (provided that Company is given an opportunity to participate in such discussions) and examine any of its or their books and other corporate records. Such inspection rights are subject to reasonable limitations imposed by Company and its Subsidiaries with respect to safety and shall not extend to trade secrets of Company or any of its Subsidiaries or to information within the attorney-client privilege.

         8.9     [Reserved].

         8.10 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance: (i) by Company, of this Agreement, the Loan Documents, or any other documents or instruments to be executed and/or delivered by Company in connection therewith or herewith; and (ii) by the Guarantor, of the Loan Documents to which it is a party.

         8.11 Insurance. Maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of occurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and then current practice would dictate.

         8.12    Compliance with Laws.

                 (a) Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, whether federal, state, local or foreign (including without limitation Hazardous Materials Laws), in effect from time to time.

                 (b) Conduct and use good faith efforts to complete all investigations, studies, sampling and testing, and all remedial, removal and other actions necessary to clean-up and remove all Hazardous Materials on or affecting any premises owned or occupied by Company or any of its Subsidiaries, whether resulting from conduct of Company or any of its Subsidiaries or any other Person, if required by Hazardous Material Laws, all such actions to be taken in accordance with such laws, and the orders and directives of all applicable federal, state and local governmental authorities.

         8.13 Compliance with ERISA. Comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated or the Internal Revenue Code, including, but not limited to, the minimum funding requirements of any Pension Plan.

         8.14 ERISA Notices. Promptly notify Agent and each of the Banks upon the occurrence of any of the following events:

                 (a) the termination of any Pension Plan subject to Subtitle C of Title IV of ERISA;

                 (b) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA;

                 (c) the commencement by the PBGC, or any successor thereto, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA;

                 (d) the failure of the Company or any Subsidiary to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code;

                 (e) the withdrawal of the Company or any Subsidiary from any multiemployer plan (as defined in Section 3(37) of ERISA; or

                 (f) the occurrence of a "reportable event" which is required to be reported by the Company under Section 4043 of ERISA or a "prohibited transaction" as defined in Section 406 of ERISA or
         Section 4975 of the Internal Revenue Code which is likely to have a material adverse effect on Company and its Subsidiaries taken as a whole.

         8.15 Subsidiaries; Guaranties. With respect to each corporation which becomes a Significant Subsidiary subsequent to the date of this Agreement, within thirty days of the date such Subsidiary becomes a Significant Subsidiary, cause such Subsidiary to execute and deliver to Agent, for and on behalf of each of the Banks, a Joinder Agreement whereby such Subsidiary becomes obligated as a Guarantor under the Guaranty, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by Agent and the Majority Banks. Determination of whether a Subsidiary is a Significant Subsidiary may be made by the Agent not more frequently than quarterly based on the information to be provided by Company to the Agent pursuant to the provisions of Section 8.3(g) and as of the date of the closing of each Permitted Acquisition. In addition, if Agent or the Majority Banks shall determine at any time that (x) the aggregate assets of the then existing Guarantors are less than ninety percent (90%) of the Consolidated assets of Company and its Consolidated Subsidiaries at such time or (y) the aggregate gross revenues of the then existing Guarantors are less than ninety percent (90%) of the aggregate gross revenues of Company and its Consolidated Subsidiaries at such time, then within thirty days of written request therefor by Agent or the Majority Banks, Company will cause additional Subsidiaries to execute and deliver to Agent, for and on behalf of each of the Banks, a Joinder Agreement whereby such Subsidiaries become obligated as Guarantors under the Guaranty, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by Agent and the Majority Banks, so that after giving effect to the addition of such Guarantors, the threshold tests under subclauses
(x) and (y) above each shall be satisfied.

         8.16 Use of Proceeds. The initial Advances made to the Company shall be used by Company (i) to pay the costs and expenses of the transactions contemplated by this Agreement which are due and payable on the closing date, and (ii) for the payment of any monies due in connection with the termination of the Existing Revolving Credit Agreement; and the proceeds of any subsequent Advances made hereunder shall be used by Company solely for the general corporate purposes, including working capital purposes, of Company and its Subsidiaries. Company shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation G of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation G, T, U or X of said Board of Governors or for any other purpose in violation of (x) any applicable statute or regulation or (y) the terms and conditions of this Agreement.

         9.      NEGATIVE COVENANTS

         Company covenants and agrees that, until the Revolving Credit Maturity Date and thereafter until expiration of all Letters of Credit and final payment in full of the Indebtedness and the performance by Company and the Guarantors of all other obligations under this Agreement and the other Loan Documents, without the prior written consent of the Majority Banks it will not, and will not permit its Subsidiaries to:

         9.1 Capital Structure and Redemptions. Purchase, acquire or redeem any of its capital stock or make any material change in its capital structure if such change in capital structure will impair the ability of Company or any of the Guarantors to perform their respective obligations under the Loan Documents or is reasonably likely to have a material adverse effect upon Company and its Subsidiaries taken as a whole.

         9.2 Business Purposes. Engage in any line of business in which it is not currently engaged if as a result thereof the business of the Company and its Subsidiaries, taken as a whole, would be substantially different from what it was as of December 31, 1994, as described in the Company's 1994 Form 10-K.

         9.3 Mergers or Dispositions. Liquidate or dissolve, or consolidate or merge with any other Person, or permit any other Person to consolidate or merge with it, or sell, lease, transfer or otherwise dispose of any of its assets to any other Person (other than in the ordinary course of business), except that, subject to the last paragraph of this Section:

                          (a) any Subsidiary may consolidate with or merge with or into (i) the Company or any Wholly-Owned Subsidiary (if the Company or such Wholly-Owned Subsidiary shall be the continuing or surviving corporation) or (ii) any other corporation (if such Subsidiary shall be the continuing or surviving corporation) provided, however, no Subsidiary which is a Guarantor may merge or consolidate with or merge with or into any Wholly-Owned Subsidiary which is not a Guarantor if the Wholly-Owned Subsidiary shall be the continuing or surviving corporation;

                          (b) any Subsidiary may sell, lease, transfer or otherwise dispose of its assets in their entirety to the Company or any Wholly-Owned Subsidiary, and may thereafter liquidate and dissolve; provided, however, no Subsidiary which is a Guarantor may sell, lease, transfer or otherwise dispose of its assets in their entirety to a Wholly-Owned Subsidiary which is not a Guarantor;

                          (c)     the Company may merge with any other
         corporation, provided that the Company shall be the continuing or surviving corporation; and

                          (d) the Company or any Subsidiary, in addition to making any sale, lease, transfer or other disposition permitted by the foregoing provisions of this Section 9.3, may in any fiscal year sell, lease, transfer or otherwise dispose of any of its assets for a consideration consisting of cash, debt obligations of the transferee thereof (or an Affiliate thereof), the assumption of obligations of the Company or such Subsidiary relating to such assets, or any combination of the foregoing, which consideration, in any case, shall be at least equal to the fair value of such assets (as determined in good faith by the board of directors of the Company) at the time of such sale, lease, transfer or other disposition, but only if (i) in the opinion of the board of directors of the Company such sale, lease, transfer or other disposition is in the best interests of the Company and (ii) after giving effect to such sale, lease, transfer or other disposition and to the application of the proceeds thereof and of all other such sales, leases, transfers and other dispositions theretofore made in the same fiscal year, the reduction in the aggregate book value of the consolidated total assets of the Company and its Consolidated Subsidiaries resulting from such sale, lease, transfer or other disposition and all other such sales, leases, transfers and other dispositions theretofore made in the same fiscal year shall not be more than 10% of the aggregate book value of such consolidated total assets as at the end of the then most recently completed prior fiscal year; provided, however, that (1) the consideration for which assets may be sold, leased, transferred or otherwise disposed of in compliance with this subsection (d) may not consist, in whole or in part, of the assumption of obligations of the Company or any Subsidiary relating to such assets unless (A) in connection with, and simultaneously with the effectiveness of such assumption, the Company or such Subsidiary, as the case may be, shall be relieved under generally accepted accounting principles of all liability therefor or
         (B) the assumption is provided by a Person whose unsecured debt obligations are then rated Baa or higher by Moody's Investors Service, Inc. or BBB or higher by Standard & Poor's Ratings Group and (2) for purposes of any computation under this subsection (d) consolidated total assets of the Company and its Consolidated Subsidiaries (A) shall not include any assets of the Company and its Consolidated Subsidiaries consisting of debt obligations of any Person received in any such sale, lease, transfer or other disposition of assets (whether or not consummated in such fiscal year) unless the unsecured debt obligations of such Person shall be rated at the time of such computation Baa or higher by Moody's Investors Service, Inc. and BBB or higher by Standard & Poor's Ratings Group and (B) shall include an amount equal to the aggregate liabilities which may be accepted as consideration in accordance with clause (1) of this proviso.

         No merger, consolidation, sale, lease, transfer or other disposition under any of paragraphs (a) through (d) inclusive, above of this Section 9.3 shall be permitted if at the time thereof, or immediately after giving effect thereto, any Default or Event of Default shall have occurred and be continuing. No sale, lease, transfer or other disposition permitted by this Section 9.3 shall in any event release the Company from any of its obligations and liabilities under this Agreement or any of the Notes.

         9.4 Guaranties. Guarantee, endorse, or otherwise become liable for or upon the obligations of others, except

                 (a) by endorsement of cash items for deposit in the ordinary course of business,

                 (b)      the Guaranty;

                 (c) unsecured guaranties by Company of Senior Indebtedness of a Subsidiary and unsecured guaranties by a Subsidiary of Senior Indebtedness of Company or another Subsidiary, in each case to the extent such Senior Indebtedness is permitted pursuant to the provisions of Section 9.5(c) hereof.

         9.5 Indebtedness. Become or remain obligated for any indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except for:

                 (a)      Indebtedness to Banks hereunder;

                 (b) current unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of Company's or any Subsidiary's businesses;

                 (c) Debt set forth in Schedule 9.5 attached hereto, if any, (in addition to any other matters set forth in this Section 9.5) and any renewals or refinancing of such indebtedness in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof) on substantially the same terms and otherwise in compliance with this Agreement;

                 (d) unsecured Senior Indebtedness of Company to a Subsidiary and unsecured Senior Indebtedness of a Guarantor to Company or another Guarantor; and

                 (e) other unsecured Senior Indebtedness not to exceed Twenty Five Million Dollars ($25,000,000) in the aggregate;

         9.6 Liens. Permit or suffer any Lien to exist on any of its properties, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, except:

                 (a) purchase money security interests in fixed assets (including such security interests granted in connection with the issuance of industrial development revenue bonds issued to permit the Company or any of its Subsidiaries to acquire fixed assets), provided that each such security interest is created substantially contemporaneously with the acquisition of such fixed assets and does not extend to any property other than the fixed asset so financed;

                 (b)      Permitted Encumbrances; and

                 (c) liens and encumbrances set forth in Schedule 9.6 attached hereto.

         9.7 Acquisitions. Purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests of any Person, firm or corporation, or any shares of stock (or other ownership interests) of any corporation, trusteeship or association, or any business or going concern, or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition, except for Permitted Acquisitions.

         9.8 Dividends. Declare or pay any dividends on or make any other distribution with respect to any shares of its capital stock or other equity interests, whether by reduction of stockholders' equity or otherwise, except for dividends and other distributions by Subsidiaries of the Company to Company and dividends by Company if at the time declared and paid and after giving effect thereto no Default or Event of Default has occurred and is continuing.

         9.9 Investments. Make or allow to remain outstanding any Investment in, or any loans or advances to, any Person, firm, corporation or other entity or association, other than:

                          (a) any loan or other advance by Company or a Subsidiary, as the case may be, to any and all of its officers or employees, as the case may be, in the normal course of business, so long as the aggregate of all such loans or advances by the Company and its Subsidiaries does not exceed Two Million Dollars ($2,000,000) at any time outstanding, plus reasonable, reimbursable business and travel expenses;

                          (b)     Permitted Investments;

                          (c) Investments in Company's Subsidiaries existing as of the date of this Agreement or established subsequent to the date hereof (in compliance with this Agreement);

                          (d) Investments in connection with Permitted Acquisitions;

                          (e) the Investments set forth on Schedule 9.9, hereto; and

                          (f) Investments in Joint Ventures after the date of this Agreement in an aggregate amount at any time outstanding not to exceed Fifteen Million Dollars ($15,000,000).

         9.10 Accounts Receivable. Sell or assign any account, note or trade acceptance receivable, except to Agent on behalf of the Banks or in the ordinary course of business for collection.

         9.11 Transactions with Affiliates. Enter into any transaction with any of its or their stockholders or officers or its or their Affiliates, except in the ordinary course of business and on terms not materially less favorable than would be usual and customary in similar transactions between Persons dealing at arm's length; provided, however, nothing contained in this Section
9.11 shall prohibit transactions between Company and a Guarantor or between a Guarantor and another Guarantor in each case in the ordinary course of business.

         9.12 No Further Negative Pledges. Enter into or become subject to any agreement (other than this Agreement or the Loan Documents) (i) prohibiting the guaranteeing by the Company or any Subsidiary of any obligations, (ii) prohibiting the creation or assumption of any lien or encumbrance upon the properties or assets of the Company or any Subsidiary, whether now owned or hereafter acquired, or (iii) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured.

         10.     DEFAULTS

         10.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

                 (a) non-payment when due of (i) the principal or interest under any of the Notes issued hereunder in accordance with the terms thereof (ii) any reimbursement obligation under Section 3.6 hereof, or
         (iii) any Fees, and in the case of interest payments and Fees, continuance thereof for five (5) Business Days;

                 (b) non-payment of any money by Company under this Agreement or by Company or any Guarantor under any of the Loan Documents, other than as set forth in subsection (a), above within three Business Days after notice from Agent that the same is due and payable;

                 (c) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Sections 2.7, 3.6, 8.1 through 8.6, 8.15, 8.16, or 9 (in its entirety);

                 (d) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement by Company and continuance thereof for a period of thirty
         (30) consecutive days;

                 (e) any representation or warranty made by Company or any Guarantor herein or in any instrument submitted pursuant hereto or by any other party to the Loan Documents proves untrue or misleading in any material adverse respect when made;

                 (f) default in the observance or performance of or failure to comply with any of the conditions, covenants or agreements of Company or any Guarantor set forth in any of the other Loan Documents, and the continuance thereof beyond any period of grace or cure specified in any such document;

                 (g) default (i) in the payment of any of the Convertible Notes, any other indebtedness for borrowed money or any Senior Indebtedness of Company, any Guarantor or any of the Significant Subsidiaries in excess of One Million Dollars ($1,000,000) in the aggregate when due (whether by acceleration or otherwise) and continuance thereof beyond any applicable period of cure or (ii) failure to comply with the terms of any other obligation of Company, any Guarantor or any of the Significant Subsidiaries with respect to the Convertible Notes, any other indebtedness for borrowed money, or for Senior Indebtedness of Company, any Guarantor or any of the Significant Subsidiaries in excess of One Million Dollars ($1,000,000) in the aggregate which with the giving of notice or passage of time or both would permit the holder or holders thereto to accelerate such Senior Indebtedness, other indebtedness for borrowed money or Convertible Notes or terminate its commitment thereunder, as applicable;

                 (h) the rendering of any judgment(s) for the payment of money in excess of the sum of One Million Dollars ($1,000,000) individually or in the aggregate against Company, any Guarantor or any of the Significant Subsidiaries, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days, except as covered by adequate insurance with a reputable carrier and an action is pending in which an active defense is being made with respect thereto;

                 (i) the occurrence of a "reportable event", as defined in ERISA, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of the Company or any of its Subsidiaries for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent's or any Bank's other rights or remedies hereunder), or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan or to appoint a trustee by the appropriate United States District Court to administer any such Pension Plan;

                 (j) the Company or any of its Significant Subsidiaries or any Guarantor shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered) or; if a creditors' committee shall have been appointed for the business of Company or any of its Significant Subsidiaries or any Guarantor; or if Company or any of its Significant Subsidiaries or any Guarantor shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party's financial statements); or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company or any of its Subsidiaries); or if an order shall be entered approving any petition for reorganization of Company or any of its Significant Subsidiaries or any Guarantor; or the Company or any of its Significant Subsidiaries or any Guarantor shall take any action (corporate or other) authorizing or in furtherance any of the actions described above in this subsection;

                 (k) any Person or group of Persons acting in concert shall acquire or control, directly or indirectly, whether by ownership, proxy, voting trust or otherwise, more than fifty percent (50%) of the issued and outstanding securities of Company having ordinary voting power for the election of directors;

                 (l) if there shall occur a Change in Control (as defined in the Indenture);

                 (m)      the revocation of any Guaranty or Joinder Agreement.

         10.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (v) the Agent shall, upon being directed to do so by the Majority Banks, declare the Revolving Credit Aggregate Commitment, terminated; (w) the Agent shall, upon being directed to do so by the Majority Banks, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Company; (x) upon the occurrence of any Event of Default specified in subsection 10.1(j), above, and notwithstanding the lack of any declaration by Agent under preceding clause (w), the entire unpaid principal Indebtedness, including the Notes, shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment shall be automatically and immediately terminated; (y) the Agent shall, upon being directed to do so by the Majority Banks, demand immediate delivery of cash collateral, and the Company and each Account Party agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, and (z) the Agent shall, if directed to do so by the Majority Banks or the Banks, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the Loan Documents or law.

         10.3 Rights Cumulative. No delay or failure of Agent and/or Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Agent and Banks under this Agreement are cumulative and not exclusive of any right or remedies which Banks would otherwise have.

         10.4 Waiver by Company of Certain Laws. To the extent permitted by applicable law, Company hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

         10.5 Waiver of Defaults. No Event of Default shall be waived by the Banks except in a writing signed by an officer of the Agent in accordance with
Section 14.11 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Agent or the Banks. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Banks in enforcing any of their rights shall constitute a waiver of any of their rights. Company expressly agrees that this Section may not be waived or modified by the Banks or Agent by course of performance, estoppel or otherwise.

         10.6    Deposits and Accounts.

         Upon the occurrence and during the continuance of any Event of Default, each Bank may at any time and from time to time, without notice to the Company (any requirement for such notice being expressly waived by the Company) set off and apply against any and all of the obligations of the Company now or hereafter existing under this Agreement, whether owing to such Bank or any other Bank or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Company and any property of the Company from time to time in possession of such Bank, irrespective of whether or not such deposits held or indebtedness owing by such Bank may be contingent and unmatured and regardless of whether any Collateral then held by Agent or any Bank is adequate to cover the Indebtedness. Promptly following any such setoff, such Bank shall give written notice to Agent and to Company of the occurrence thereof. The Company hereby grants to the Banks and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Company under this Agreement. The rights of each Bank under this Section 10.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

         11.     PAYMENTS, RECOVERIES AND COLLECTIONS.

         11.1    Payment Procedure.

                 (a) All payments by Company of principal of, or interest on, the Notes, or of Fees, shall be made without setoff or counterclaim on the date specified for payment under this Agreement not later than 12:00 noon (Detroit time) in immediately available funds to Agent, for the ratable account of the Banks, at Agent's office located at One Detroit Center, Detroit, Michigan 48226-3289, (care of Agent's Eurocurrency Lending Office, for Eurocurrency-based Advances). Upon receipt by the Agent of each such payment, the Agent shall make prompt payment in like funds received to each Bank as appropriate, or, in respect of Eurocurrency-based Advances, to such Bank's Eurocurrency Lending Office.

                 (b) Unless the Agent shall have been notified by Company prior to the date on which any payment to be made by Company is due that Company does not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that the Company has remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank's share of such assumed payment. If Company has not in fact remitted such payment to the Agent each Bank shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Bank, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent at a rate per annum equal to (i) for Prime-based Advances, the Federal Funds Effective Rate (daily average), as the same may vary from time to time, and (ii) with respect to Eurocurrency-based Advances, Agent's aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent) of carrying such amount.

                 (c) Subject to the definition of Interest Period, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

                 (d) All payments to be made by the Company under this Agreement or any of the Notes (including without limitation payments under the Swing Line Note) shall be made without set-off or counterclaim, as aforesaid, and without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any governmental authority or of any political subdivision thereof or any federation or organization of which such governmental authority may at the time of payment be a member, unless Company is compelled by law to make payment subject to such tax. In such event, Company shall:

                          (i) pay to the Agent for Agent's own account and/or, as the case may be, for the account of the Banks (and, in the case of Advances of the Swing Line, pay to the Swing Line Bank which funded such Advances) such additional amounts as may be necessary to ensure that the Agent and/or such Bank or Banks receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

                          (ii) remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Bank (including the Swing Line Bank) or Banks, as the case may be, such certificates or certified copy receipts as the Agent or such Bank or Banks shall reasonably require as proof of the payment by the Company, of any such taxes payable by the Company.

         As used herein, the terms "tax", "taxes" and "taxation" include all existing taxes, levies, imposts, duties, charges, fees, deductions and withholdings and any restrictions or conditions resulting in a charge together with interest thereon and fines and penalties with respect thereto which may be imposed by reason of any violation or default with respect to the law regarding such tax, assessed as a result of or in connection with the transactions hereunder, or the payment and or receipt of funds hereunder, or the payment or delivery of funds into or out of any jurisdiction other than the United States (whether assessed against Company, Agent or any of the Banks).

         11.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, after an Event of Default, the proceeds of any enforcement of the Collateral Documents, together with any offsets, voluntary payments by Company or any Guarantor or others and any other sums received or collected in respect of the Indebtedness, shall be applied, first, to the Notes on a pro rata basis (or in such order and manner as determined by the Majority Banks; subject, however, to the applicable Percentages of the loans held by each of the Banks), next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to Company or the applicable Guarantor, as the case may be. The application of such proceeds and other sums to the Revolving Credit Notes shall be based on each Bank's Percentage of the aggregate of the loans.

         11.3 Pro-rata Recovery. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of, or interest on, any of the Revolving Credit Notes in excess of its pro rata share of payments then or thereafter obtained by all Banks upon principal of and interest on all Revolving Credit Notes, such Bank shall purchase from the other Banks such participations in the Revolving Credit Notes held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably in accordance with the Percentage with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

         11.4 Deposits and Accounts. In addition to and not in limitation of any rights of any Bank or other holder of any of the Notes under applicable law, each Bank and each other such holder shall, upon acceleration of the Indebtedness under the Notes and without notice or demand of any kind, have the right to appropriate and apply to the payment of the Notes owing to it any and all balances, credits, deposits, accounts or moneys of Company then or thereafter with such Bank or other holder; provided, however, that any such amount so applied by any Bank or other holder on any of the Notes owing to it shall be subject to the provisions of Section 11.3, hereof.

         12.     CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.

         12.1 Reimbursement of Prepayment Costs. If Company makes any payment of principal with respect to any Eurodollar-based Advance or Quoted Rate Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Company fails to borrow any Eurocurrency-based Advance or Quoted Rate Advance after notice has been given by Company to Agent in accordance with the terms hereof requesting such Advance, or if Company fails to make any payment of principal or interest in respect of a Eurocurrency-based Advance or Quoted Rate Advance when due, Company shall reimburse Agent and Banks, as the case may be on demand for any resulting loss, cost or expense incurred by Agent and Banks, as the case may be as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Agent and Banks, as the case may be shall have funded or committed to fund such Advance. Such amount payable by Company to Agent and Banks, as the case may be may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Agent and Banks, as the case may be) which would have accrued to Agent and Banks, as the case may be on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to any Bank under this paragraph shall be made as though such Bank shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Bank may fund any Eurodollar-based Advance or Quoted Rate Advance, as the case may be in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Company, Agent and Banks shall deliver to Company a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

         12.2 Agent's Eurocurrency Lending Office. For any Advance to which the Eurocurrency-based Rate is applicable, if Agent shall designate a Eurocurrency Lending Office which maintains books separate from those of the rest of Agent, Agent shall have the option of maintaining and carrying the relevant Advance on the books of such Eurocurrency Lending Office.

         12.3 Circumstances Affecting Eurocurrency-based Rate Availability. If with respect to any Interest Period, Agent or the Banks (after consultation with Agent) shall determine that, by reason of circumstances affecting the interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Agent for such Interest Period, then Agent shall forthwith give notice thereof to the Company. Thereafter, until Agent notifies Company that such circumstances no longer exist, the obligation of Banks to make Eurocurrency-based Advances, and the right of Company to convert an Advance to or refund an Advance as a Eurocurrency-based Advance shall be suspended, and the Company shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurocurrency-based Advance covered hereby together with accrued interest thereon, any amounts payable under Section 12.1, hereof, and all other amounts payable hereunder on the last day of the then current Interest Period applicable to such Advance. Upon the date for repayment as aforesaid and unless Company notifies Agent to the contrary within two (2) Business Days after receiving a notice from Agent pursuant to this Section, such outstanding principal amount shall be converted to a Prime-based Advance as of the last day of such Interest Period.

         12.4 Laws Affecting Eurocurrency-based Advance Availability. In the event that any applicable law, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not currently applicable to any Bank or the Agent or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Agent or any of the Banks (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Banks (or any of their respective Eurocurrency Lending Offices) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurocurrency-based Rate, Agent shall so notify Company and the right of Company to convert an Advance or refund an Advance as a Eurocurrency-based Advance, shall be suspended and thereafter Company may select as Applicable Interest Rates only those which remain available and which are permitted to be selected hereunder, and if any of the Banks may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto as a Eurocurrency-based Advance, Company shall immediately prepay such Advance, together with interest to the date of payment, and any amounts payable under Sections 12.1 or 12.6 with respect to such prepayment and the applicable Advance shall immediately be converted to a Prime-based Advance and the Prime-based Rate shall be applicable thereto.

         12.5 Increased Cost of Eurocurrency-based Advances. In the event that any change in applicable law, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not currently applicable to any Bank or the Agent or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any of the Banks with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

                 (a) shall subject the Agent or any of the Banks to any tax, duty or other charge with respect to any Advance or any Note or shall change the basis of taxation of payments to the Agent or any of the Banks of the principal of or interest on any Advance or any Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income or revenues of the Agent or of any of the Banks imposed by the United States of America or the jurisdiction in which such Bank's principal executive office is located); or

                 (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Agent or any of the Banks or shall impose on the Agent or any of the Banks or the interbank markets any other condition affecting any Advance or any of the Notes;

and the result of any of the foregoing is to increase the costs to the Agent or any of the Banks of making, funding or maintaining any part of the Indebtedness hereunder as a Eurocurrency-based Advance or to reduce the amount of any sum received or receivable by the Agent or any of the Banks under this Agreement or under the Notes in respect of a Eurocurrency-based Advance then Agent or Bank, as the case may be, shall promptly notify the Company of such fact and demand compensation therefor and, within fifteen (15) days after such notice, Company agrees to pay to Agent or such Bank such additional amount or amounts as will compensate Agent or such Bank or Banks for such increased cost or reduction. A certificate of Agent or such Bank setting forth the basis for determining such additional amount or amounts necessary to compensate or such Bank or Banks shall be conclusively presumed to be correct save for manifest error.

         12.6 Indemnity. The Company will indemnify Agent and each of the Banks against any loss or expense which may arise or be attributable to the Agent's and each Bank's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain the Advances (a) as a consequence of any failure by the Company to make any payment when due of any amount due hereunder in connection with a Eurocurrency-based Advance, (b) due to any failure of the Company to borrow on a date specified therefor in a Request for Revolving Credit Advance or (c) due to any payment or prepayment of any Eurocurrency-based Advance on a date other than the last day of the Interest Period for such Revolving Credit Advance, whether required by another provision of this Agreement or otherwise. The Agent's and each Bank's (as applicable) calculations of any such loss or expense shall be furnished to the Company and shall be conclusive, absent manifest error.

         12.7 Other Increased Costs. In the event that after the date hereof the adoption of or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank or Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank or Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by such Bank or Agent (or any corporation controlling such Bank or Agent) and such Bank or Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Bank's or Agent's obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Bank's or Agent's (or such controlling corporation's) capital as a consequence of such obligations or Advances hereunder to a level below that which such Bank or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or Agent to be material, then the Company shall pay to such Bank or Agent, as the case may be, from time to time, upon request by such Bank or Agent, additional amounts sufficient to compensate such Bank or Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Bank or Agent reasonably determines to be allocable to the existence of such Bank's or Agent's obligations or Advances hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by such Bank or Agent, as the case may be, shall be submitted by such Bank or by Agent to the Company, reasonably promptly after becoming aware of any event described in this Section 12.7 and shall be conclusive, absent manifest error in computation.

         12.8 HLT Determination. In the event at any time of an HLT Determination, the Agent, the Banks and Company shall commence negotiations in good faith to agree upon whether and, if so, the extent to which fees, interest rates and/or margins hereunder should be increased so as to reflect such HLT Determination and to compensate the Banks and Agent for additional costs, expenses and/or fees which result from or are associated with any such HLT Determination, including without limitation any costs resulting from any requirement that additional capital be allocated to the Indebtedness, or any portion thereof. If Company and the Majority Banks agree that fees, interest rates and/or margins should be increased, and agree on the amount of such increase or increases, this Agreement may be amended to give effect to such increase or increases as provided in Section 14.11 hereof. If Company and Majority Banks fail to agree on whether and, if so, the extent to which fees, interest rates and/or margins hereunder should be increased within 60 days after notice to Company of an HLT Determination as herein provided, then (i) the Agent shall, if requested by the Majority Banks, by written notice to Company terminate the commitments of the Banks to fund and/or maintain Advances under this Agreement and such commitments shall thereupon terminate, (ii) Company shall be obligated within two (2) Business Days of receipt of such notice to repay all outstanding Indebtedness (except that Eurocurrency-based Advances and Quoted Rate Advances may be paid at the end of the respective Interest Periods applicable thereto) and (iii) the Company may, at its option, on at least ten Business Days' written notice to the Agent (which shall promptly notify the Banks thereof) prepay all Indebtedness outstanding hereunder by paying the aggregate principal amount thereof, together, with all accrued interest thereon to the date of prepayment; provided that, if the Company prepays any Advances carried at the Eurocurrency-based Rate, or the Quoted Rate, pursuant to this Section 12.8, Company shall compensate the Banks for any resulting funding losses as provided in Section 12.1 hereof. Subject to compliance by Company with this Section 12.8, the Banks acknowledge that an HLT Determination shall not constitute a Default or an Event of Default hereunder.

         12.9 Substitution of Banks. If (i) the obligation of any Bank to make Eurodollar-based Advances has been suspended pursuant to Section 12.3 or
Section 12.4 or (ii) any Bank has demanded compensation under Section 12.5 (in each case, an "Affected Lender"), Company shall have the right, with the assistance of the Agent, to seek a substitute lender or lenders (which may be one or more of the Banks (the "Purchasing Lender" or "Purchasing Lenders") to purchase the Revolving Credit Note and assume the commitment under this Agreement of such Affected Lender. The Affected Lender shall be obligated to sell its Revolving Credit Note and assign its commitment to such Purchasing Lender or Purchasing Lenders within fifteen days after receiving notice from Company requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof plus unpaid interest accrued thereon up to but excluding the date of the sale. In connection with any such sale, and as a condition thereof, Company shall pay to the Affected Lender all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Lender at least two Business Days prior to such sale, (i) the amount of any compensation which would be due to the Affected Lender under Section 12.1 if Company has prepaid the outstanding Eurodollar-based Advances of the Affected Lender on the date of such sale and (ii) any additional compensation accrued for its account under Section 12.5 to but excluding said date. Upon such sale, the Purchasing Lender or Purchasing Lenders shall assume the Affected Lender's commitment and the Affected Lender shall be released from its obligations hereunder to a corresponding extent. If any Purchasing Lender is not already one of the Banks, the Affected Lender, as assignor, such Purchasing Lender, as assignee, Company and the Agent, with the subscribed consent of the Swing Line Bank shall enter into an Assignment Agreement pursuant to Section 14.8 hereof, whereupon such Purchasing Lender shall be a Bank party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Bank with a Percentage equal to its ratable share of the Revolving Credit Aggregate Commitment of the Affected Lender. In connection with any assignment pursuant to this Section 12.9, Company or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in
Section 14.8. Upon the consummation of any sale pursuant to this Section 12.9, the Affected Lender, the Agent and Company shall make appropriate arrangements so that, if required, each Purchasing Lender receives a new Revolving Credit Note.

         13.     AGENT

         13.1 Appointment of Agent. Each Bank and the holder of each Note irrevocably appoints and authorizes the Agent to act on behalf of such Bank or holder under this Agreement and the Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company. Each Bank agrees (which agreement shall survive any termination of this Agreement) to reimburse Agent for all reasonable out-of-pocket expenses (including house and outside attorneys' fees and disbursements) incurred by Agent hereunder or in connection herewith or with an Event of Default or in enforcing the obligations of Company under this Agreement or the Loan Documents or any other instrument executed pursuant hereto, and for which Agent is not reimbursed by Company, pro rata according to such Bank's Percentage. Agent shall not be required to take any action under the Loan Documents, or to prosecute or defend any suit in respect of the Loan Documents, unless indemnified to its satisfaction by the Banks against loss, costs, liability and expense. If any indemnity furnished to Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

         13.2 Deposit Account with Agent. Company hereby authorizes Agent, in Agent's sole discretion, to charge its general deposit account(s), if any, maintained with Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

         13.3 Scope of Agent's Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Bank (and no implied covenants or other obligations shall be read into this Agreement against the Agent). Neither Agent nor any of its directors, officers, employees or agents shall be liable to any Bank for any action taken or omitted to be taken by it under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Banks or in the absence of their own gross negligence or wilful misconduct, nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by Company of its obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation the making of any Advance or the issuance of any Letter of Credit. Agent shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel (who may be counsel for Company), independent public accountants and other experts selected by it and shall not be liable to the Banks (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

         13.4 Successor Agent. Agent may resign as such at any time upon at least 30 days prior notice to Company and all Banks. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Banks shall, by written instrument, appoint successor agent(s) satisfactory to such Majority Banks, and, so long as no Default or Event of Default has occurred and is continuing, to Company. Such successor agent shall thereupon become the Agent hereunder, as applicable, and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request. Any such successor Agent shall be a commercial bank organized under the laws of the United States or any state thereof and shall have a combined capital and surplus of at least $500,000,000. If a successor is not so appointed or does not accept such appointment before the resigning Agent's resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Banks is made and accepted or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Banks shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Banks is made and accepted. Such successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed. Upon such succession of any such successor Agent, the provisions of this Article 13 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

         13.5 Loans by Agent. Comerica and its successors and assigns, in its capacity as a Bank hereunder, shall have the same rights and powers hereunder as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent. Comerica and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with Company (or the shareholders of Company) as if it were not acting as Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Banks.

         13.6 Credit Decisions. Each Bank acknowledges that it has, independently of Agent and each other Bank and based on the financial statements of Company and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Bank also acknowledges that it will, independently of Agent and each other Bank and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any document executed pursuant hereto.

         13.7 Agent's Fees. Company shall pay to Agent the annual agency fee and such other fees and charges in the amounts and at the times set forth in the letter agreement between Company and Agent dated March __, 1995. The Agent's Fees described in this Section 13.7 shall not be refundable under any circumstances.

         13.8 Authority of Agent to Enforce Notes and This Agreement. Each Bank, subject to the terms and conditions of this Agreement, authorizes the Agent with full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of the Notes and to file such proofs of debt or other documents as may be necessary to have the claims of the Banks allowed in any proceeding relative to Company, or any of its Subsidiaries, or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the Loan Documents.

         13.9 Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by Company, but without limiting any obligation of Company to make such reimbursement), ratably according to their respective Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement, any of the Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent under this Agreement or any of the Loan Documents; provided, however, that no Bank shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the Loan Documents, to the extent that the Agent is not reimbursed for such expenses by Company, but without limiting the obligation of Company to make such reimbursement. Each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any amounts owing to the Agent by the Banks pursuant to this Section. If the indemnity furnished to the Agent under this Section shall, in the judgment of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity from the Banks and cease, or not commence, to take any action until such additional indemnity is furnished.

         13.10 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Event of Default has occurred and is continuing, unless the officers of the

Agent immediately responsible for matters concerning this Agreement shall have been notified in a writing specifying such Event of Default and stating that such notice is a "notice of default" by a Bank or by Company. Upon receiving such a notice, the Agent shall promptly notify each Bank of such Event of Default and provide each Bank with a copy of such notice. Agent shall also furnish the Banks, promptly upon receipt, with copies of all other notices or other information required to be provided by Company hereunder.

         13.11 Agent's Authorization; Action by Banks. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Banks to give any approval or consent, or to make any request, or to take any other action on behalf of the Banks (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Banks or the Banks, as applicable hereunder. Action that may be taken by Majority Banks or all of the Banks, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote at a meeting (which may be held by telephone conference call) as to which all of the Banks have been given reasonable advance notice, or (ii) pursuant to the written consent of the requisite Percentages of the Banks as required hereunder, provided that all of the Banks are given reasonable advance notice of the requests for such consent.

         13.12 Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Banks or all of the Banks, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the judgment of the Agent, such action or omission may expose the Agent to personal liability or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Bank (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under any of the Loan Documents.

         14.     MISCELLANEOUS

         14.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP. Furthermore, all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.

         14.2 Consent to Jurisdiction. Company and Banks hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal or Michigan state court sitting in Detroit in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and Company and Banks hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal or Michigan state court. Company irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to Company at its address specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by Company in a notice to the other parties that complies as to delivery with the terms of Section
14.6. Nothing in this Section shall affect the right of the Banks and the Agent to serve process in any other manner permitted by law or limit the right of the Banks or the Agent (or any of them) to bring any such action or proceeding against Company or any Guarantor or any of its or their property in the courts of any other jurisdiction. Company hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

         14.3 Law of Michigan. This Agreement and the Notes have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         14.4 Interest. In the event the obligation of Company to pay interest on the principal balance of the Notes is or becomes in excess of the maximum interest rate which Company is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable with respect to such Bank's Percentage shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

         14.5 Closing Costs and Other Costs; Indemnification. (a) Company agrees to pay, or reimburse the Agent for payment of, on demand (i) all reasonable closing costs and expenses, including, by way of description and not limitation, house and outside attorney fees and advances, appraisal and accounting fees, and lien search fees incurred by Agent in connection with the commitment, consummation and closing of the loans contemplated hereby or in connection with the administration of this Agreement or any amendment, refinancing or restructuring of the credit arrangements provided under this Agreement, (ii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or amendment of this Agreement and the Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, (iii) all reasonable costs and expenses of the Agent or any of the Banks (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the amendment, waiver or enforcement of this Agreement, or the Loan Documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement and (iv) all reasonable costs and expenses of the Agent or any of the Banks (including reasonable fees and expenses of counsel) in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Agent or any of the Banks from paying any amount under, or otherwise relating in any way to, any Letter of Credit and any and all costs and expenses which any of them may incur relative to any payment under any Letter of Credit. All of said amounts required to be paid by Company, may, at Agent's option, be charged by Agent as a Prime-based Advance against the Indebtedness.

                 (b) Company agrees to indemnify and save Agent and each of the Banks harmless from all loss, cost, damage, liability or expenses, including reasonable attorneys' fees and disbursements, incurred by Agent and the Banks by reason of an Event of Default, or enforcing the obligations of Company or any Guarantor under this Agreement or any of the other Loan Documents or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses arising solely as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 14.5(b).

                 (c) Company agrees to defend, indemnify and hold harmless Agent and each of the Banks, and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature arising out of or related to (i) the presence, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by Company or any of its Subsidiaries, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, (iv) the cost of removal of all Hazardous Materials from all or any portion of any premises owned by Company or its Subsidiaries, (v) the taking of necessary precautions to protect against the release of Hazardous Materials on or affecting any premises owned by Company or any of its Subsidiaries, (vi) complying with all Hazardous Material Laws and/or (vii) any violation of Hazardous Material Laws, including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Agent or any Bank in connection with the violation of Hazardous Material Laws (whether before or after the occurrence of any Default or Event of Default hereunder), court costs and litigation expenses; and, if so requested by Agent or any Bank, Company shall execute, and shall cause the Guarantors to execute, separate indemnities covering the foregoing matters. The obligations of Company under this Section 14.5(c) shall be in addition to any and all other obligations and liabilities the Company may have to Agent or any of the Banks at common law or pursuant to any other agreement.

         14.6 Notices. Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth on the signature pages hereof or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 14.6. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given 2 Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answerback confirmed in the case of telexes and receipt confirmed in the case of telecopies). Agent may, but shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

         14.7 Further Action. Company, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

         14.8    Successors and Assigns; Participations; Assignments.

                 (a) This Agreement shall be binding upon and shall inure to the benefit of Company, the Agent and the Banks, and their respective successors and assigns.

                 (b) The foregoing shall not authorize any assignment by Company of its rights or duties hereunder, and no such assignment shall be made (or effective) without the prior written approval of the Banks.

                 (c) Each of the Banks may at any time and from time to time, subject to the terms and conditions hereof, grant participations (but not assignments, except as expressly permitted hereunder) in such Bank's rights and obligations hereunder and under the other Loan Documents to any commercial bank, savings and loan association, insurance company, pension fund, mutual fund, commercial finance company or other similar financial institution, which institution is approved in advance in writing by Company and Agent, in each case, such approval not to be unreasonably withheld or delayed; provided, however, that (i) the approval of Company shall not be required upon the occurrence and during the continuance of a Default or Event of Default and (ii) the approval of Company and Agent shall not be required for the grant of a participation by a Bank to its Affiliate, to any other Bank or to any Federal Reserve Bank. The Company authorizes each Bank to disclose to any prospective participant, once approved by Company and Agent (if such approval is required), any and all financial information in such Bank's possession concerning the Company which has been delivered to such Bank pursuant to this Agreement; provided that each such prospective participant shall execute a confidentiality agreement consistent with the terms of Section 14.13, hereof. A Bank shall not be permitted to assign or otherwise transfer (except by participation according to the terms hereof) its rights and obligations hereunder, except, (x) to an Affiliate of an assigning Bank or to any Bank or (y) with the prior written consent of the Company and the Agent which, in the case of the Agent, shall not be unreasonably withheld, to any other financial institution; provided that any such assignment shall not be in an amount less than $10,000,000;

                 (d) Each assignment by a Bank of any portion of its rights and obligations hereunder and under the other Loan Documents shall be made pursuant to an Assignment Agreement substantially (as determined by Agent) in the form attached hereto as Exhibit "J" (with appropriate insertions acceptable to Agent) and shall be subject to the terms and conditions hereof, and to the following restrictions:

                      (i) each assignment shall cover all of the Notes issued by Company hereunder, and shall be for a fixed and not varying percentage thereof, with the same percentage applicable to each such Note;

                     (ii) each assignment shall be in a minimum amount of Ten Million Dollars ($10,000,000);

                    (iii) no assignment shall violate any "blue sky" or other securities law of any jurisdiction or shall require the Company or any other Person to file a registration statement or similar application with the United States Securities and Exchange Commission (or similar state regulatory body) or to qualify under the "blue sky" or other securities laws of any jurisdiction; and

                      (iv) no assignment shall be effective unless Agent has received from the assignee (or from the assigning Bank) an assignment fee of $3,000 for each such assignment.

In connection with any assignment, Company and Agent shall be entitled to continue to deal solely and directly with the assigning Bank in connection with the interest so assigned until the Agent shall have received a notice of assignment duly executed by the assigning Bank and an Assignment Agreement (with respect thereto) duly executed by the assigning Bank and each assignee. From and after the date on which the Agent shall notify Company and the assigning Bank that the foregoing conditions shall have been satisfied and all consents (if any) required shall have been given, the assignee thereunder shall be deemed to be a party to this Agreement. To the extent that rights and obligations hereunder shall have been assigned to such assignee as provided in such notice of assignment (and Assignment Agreement), such assignee shall have the rights and obligations of a Bank under this Agreement (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment). In addition, the assigning Bank, to the extent that rights and obligations hereunder shall have been assigned by it as provided in such notice of assignment (and Assignment Agreement), but not otherwise, shall relinquish its rights and be released from its obligations under this Agreement.

Within five (5) Business Days following Company's receipt of notice from the Agent that Agent has accepted and executed a notice of assignment and the duly executed Assignment Agreement, Company shall, to the extent applicable, execute and deliver to the Agent in exchange for any surrendered Note, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to it pursuant to such notice of assignment (and Assignment Agreement), and with respect to the portion of the Indebtedness retained by the assigning Bank, to the extent applicable, a new Note payable to the order of the assigning Bank in an amount equal to the amount retained by such Bank hereunder shall be executed and delivered by the Company. Agent, the Banks and the Company acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the surrendered Notes and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by any surrendered Note, and each such new Note shall contain a provision confirming such agreement. In addition, promptly following receipt of such Notes, Agent shall prepare and distribute to Company and each of the Banks a revised Exhibit G to this Agreement setting forth the applicable new Percentages of the Banks (including the assignee Bank), taking into account such assignment.

                 (e) Each Bank agrees that any participation agreement permitted hereunder shall comply with all applicable laws and shall be subject to the following restrictions (which shall be set forth in the applicable Participation Agreement):

                       (i) such Bank shall remain the holder of its Notes hereunder, notwithstanding any such participation;

                      (ii) except as expressly set forth in this Section 14.8(e) with respect to rights of setoff and the benefits of Article 12 hereof, a participant shall have no direct rights or remedies hereunder;

                     (iii) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

                      (iv) such Bank shall retain the sole right and responsibility to enforce the obligations of the Company relating to the Notes and Loan Documents, including, without limitation, the right to proceed against any Guaranties, or cause Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant, except for those matters covered by Section 14.11(a) through (e) and (h) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Bank, and Company, Agent and the other Banks may continue to deal directly with such Bank in connection with such Bank's rights and duties hereunder), and shall otherwise be in form satisfactory to Agent.

Company agrees that each participant shall be deemed to have the right of setoff under Section 11.4 hereof, in respect of its participation interest in amounts owing under this Agreement and the Loan Documents to the same extent as if the Indebtedness were owing directly to it as a Bank under this Agreement, shall be subject to the pro rata recovery provisions of Section 11.3 hereof, and that each participant shall be entitled to the benefits of Article 12 hereof. The amount, terms and conditions of any participation shall be as set forth in the participation agreement between the issuing Bank and the Person purchasing such participation, and none of the Company, the Agent and the other Banks shall have any responsibility or obligation with respect thereto, or to any Person to whom any such participation may be issued. No such participation shall relieve any issuing Bank of any of its obligations under this Agreement or any of the other Loan Documents, and all actions hereunder shall be conducted as if no such participation had been granted.

                 (f) Nothing in this Agreement, the Loan Documents or the Notes, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

         14.9 Indulgence. No delay or failure of Agent and the Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege. The rights of Agent and the Banks hereunder are cumulative and are not exclusive of any rights or remedies which Agent and the Banks would otherwise have.

         14.10 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

         14.11 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any Loan Document, nor consent to any departure by Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Banks (and, with respect to any amendments to this Agreement or the other Loan Documents, by Company or the Guarantors which are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) subject the Banks to any additional obligations, (b) reduce the principal of, or interest on, the Revolving Credit Notes or any Fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Revolving Notes or any Fees or other amounts payable hereunder, (d) waive any Event of Default specified in Sections 10.1(a) or (b) hereof, (e) release any Guarantor, (f) terminate or modify any indemnity provided to the Banks hereunder or under the Loan

Documents, except as shall be otherwise expressly provided in this Agreement or any Loan Document, (g) take any action which requires the signing of all Banks pursuant to the terms of this Agreement or any Loan Document, (h) change the aggregate unpaid principal amount of the Notes which shall be required for the Banks or any of them to take any action under this Agreement or any Loan Document or (i) change the definition of "Majority Banks" or this Section 14.11; provided further, that no amendment, waiver or consent shall, unless in writing signed by the Swing Line Bank do any of the following: (x) reduce the principal of, or interest on, the Swing Line Note or (y) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note; and provided further, however, that no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to all the Banks, affect the rights or duties of the Agent under this Agreement or any Loan Document. All references in this Agreement to "Banks" or "the Banks" shall refer to all Banks, unless expressly stated to refer to Majority Banks.

         14.12   [Reserved].

         14.13 Confidentiality. Each Bank agrees that it will not disclose without the prior consent of Company (other than to its employees, its Affiliates to another Bank or to its auditors or counsel) any information with respect to Company, which is furnished pursuant to this Agreement or any of the Loan Documents; provided that any Bank may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Bank from any third party under no duty of confidentiality to Company, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Bank, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any permitted transferee or assignee or to any approved participant of, or with respect to, the Notes, as aforesaid.

         14.14 Withholding Taxes. If any Bank is not incorporated under the laws of the United States or a state thereof, such Bank shall promptly deliver to the Agent two executed copies of (i) Internal Revenue Service Form 1001 specifying the applicable tax treaty between the United States and the jurisdiction of such Bank's domicile which provides for the exemption from withholding on interest payments to such Bank, (ii) Internal Revenue Service Form 4224 evidencing that the income to be received by such Bank hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent that such Bank is exempt from United States income tax withholding with respect to such income. Such Bank shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Bank hereunder were subject to United States income tax withholding when made, such Bank shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent.

         14.15 WAIVER OF JURY TRIAL. THE BANKS, THE AGENT AND THE COMPANY AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE BANKS, THE AGENT, NOR COMPANY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BANKS AND THE AGENT OR COMPANY EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

         14.16 Complete Agreement; Conflicts. This Agreement, the Notes, any Requests for Revolving Credit Advance and Requests for Swing Line Advance hereunder, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

         14.17 Severability. In case any one or more of the obligations of Company under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of Company under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

         14.18 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof.

         14.19 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

         14.20 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

         14.21 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of Company or any party to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of Company or any Guarantor in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on such Bank's behalf, and those covenants and agreements of Company set forth in Sections 3.9, 12.1, 12.6, 12.7 and 14.5 hereof (together with any other indemnities of Company or any Guarantor contained elsewhere in this Agreement or in any of the Loan Documents) and of Banks set forth in Section 14.13 hereof shall survive the repayment in full of the Indebtedness and the termination of the Revolving Credit Aggregate Commitment.

         14.22 Effective Upon Execution. This Agreement shall become effective upon the execution hereof by Banks, Agent and Company and the issuance by Company of the Revolving Credit Notes and the Swing Line Note hereunder, and shall remain effective until the Indebtedness has been repaid and discharged in full, all Letters of Credit have expired and no commitment to extend any credit hereunder or under any of the other Loan Documents, whether optional or obligatory, remains outstanding.

         WITNESS the due execution hereof as of the day and year first above written.


COMERICA BANK,                                    OMNICARE, INC.
  as Agent


By:                                               By:
   ------------------------                          ---------------------------
                                                     Kurt H. Stump
Its: Vice President                               Its: Senior Vice President and
One Detroit Center                                     Chief Financial Officer
500 Woodward Avenue                               2800 Chemed Center
9th Floor MC 3279                                 255 East Fifth Street
Detroit, Michigan 48226                           Cincinnati, Ohio 45202-4728
Attention: Hugh G. Porter                         Attn: Kurt H. Stump
                                                  Facsimile No. (513) 762-6678



SWING LINE BANK:                                  COMERICA BANK



                                                  By:
                                                     ---------------------------
Eurocurrency Lending Office:                      Its: Vice President
Comerica Bank                                     One Detroit Center
One Detroit Center                                500 Woodward Avenue
500 Woodward Ave.                                 Detroit, Michigan 48226
9th Floor MC 3289                                 Attention: Hugh G. Porter
Detroit, Michigan 48226                           Telephone: (313) 222-6192
Attention: Sandra Fields                          Facsimile No. (313) 222-3330
Telephone No. (313) 222-5265
Facsimile No. (313) 222-9434

REVOLVING CREDIT BANKS:                           COMERICA BANK



                                                  By:
                                                     ---------------------------
                                                  Its: Vice President
Eurocurrency Lending Office:                      One Detroit Center
Comerica Bank                                     500 Woodward Avenue
One Detroit Center                                Detroit, Michigan 48226
500 Woodward Ave.                                 Attention: Hugh G. Porter
9th Floor MC 3289                                 Telephone: (313) 222-6192
Detroit, Michigan 48226                           Facsimile No. (313) 222-3330
Attention: Sandra Fields
Telephone No. (313) 222-5265
Facsimile No. (313) 222-9434

REVOLVING CREDIT BANK:                     THE FIFTH THIRD BANK



Eurocurrency Lending Office:               By:
                                              ----------------------------------
                                                  Its: Senior Vice President
The Fifth Third Bank
38 Fountain Square Plaza                   38 Fountain Square Plaza
Cincinnati, Ohio 45263                     Cincinnati, Ohio 45263
Attention: Edward H. Silva, Jr.            Attention: Edward H. Silva, Jr.
Telephone No. (513) 579-5635               Telephone No. (513) 579-5635
Facsimile No. (513) 579-5226               Facsimile No. (513) 579-5226

REVOLVING CREDIT BANK:                     THE FIRST NATIONAL BANK OF CHICAGO


                                           By:
                                              ----------------------------------

Eurocurrency Lending Office:               Its:
                                               ---------------------------------
---------------------------                -------------------------------------
---------------------------                -------------------------------------
---------------------------                -------------------------------------
---------------------------                Attention:
---------------------------                          ---------------------------
Attention:                                 Telephone:
          -----------------                          ---------------------------
Telephone No.                              Facsimile No.
             --------------                             ------------------------
Facsimile No.
             --------------

REVOLVING CREDIT BANK:                     NBD BANK



Eurocurrency Lending Office:               By:
                                              ----------------------------------

                                           Its: Vice President

NBD Bank
611 Woodward Avenue                        611 Woodward Avenue
Detroit, Michigan 48226                    Detroit, Michigan 48226
Attention: Shirley Carroll                 Attention: Gary C. Wilson
Telephone No. (313) 225-3692               Telephone No. (313) 225-1381
Facsimile No. (313) 225-3269               Facsimile No. (313) 225-3269

REVOLVING CREDIT BANK:                     PNC BANK, OHIO, N.A.



                                           By:
                                              ----------------------------------

Eurocurrency Lending Office:               Its:
                                               ---------------------------------
---------------------------                -------------------------------------
---------------------------                -------------------------------------
---------------------------                -------------------------------------
---------------------------                Attention:
---------------------------                          ---------------------------
Attention:                                 Telephone:
          -----------------                          ---------------------------
Telephone No.                              Facsimile No.
             --------------                             ------------------------
Facsimile No.
             --------------

REVOLVING CREDIT BANK:                     STAR BANK, N.A.



                                           By:
                                              ----------------------------------

Eurocurrency Lending Office:               Its:
                                               ---------------------------------
---------------------------                -------------------------------------
---------------------------                -------------------------------------
---------------------------                -------------------------------------
---------------------------                Attention:
---------------------------                          ---------------------------
Attention:                                 Telephone:
          -----------------                          ---------------------------
Telephone No.                              Facsimile No.
             --------------                             ------------------------
Facsimile No.
             --------------

                                    EXHIBITS
                       FOR $135,000,000 REVOLVING CREDIT
                      AGREEMENT DATED AS OF APRIL 7, 1995
                          BY AND AMONG OMNICARE, INC.,
                        COMERICA BANK, AS AGENT AND THE
                            BANKS SIGNATORY THERETO


1.       Exhibit "A"      -       Form of Request for Revolving Credit Advance
         Exhibit "B"      -       Form of Revolving Credit Note
         Exhibit "C"      -       Form of Notice of Letters of Credit
         Exhibit "D"      -       Form of Request for Swing Line Advance
         Exhibit "E"      -       Form of Swing Line Note
         Exhibit "F"      -       Form of Swing Line Participation Certificate
         Exhibit "G"      -       Percentages
         Exhibit "H"      -       Form of Covenant Compliance Report
         Exhibit "I"      -       Form of Joinder Agreement
         Exhibit "J"      -       Form of Assignment Agreement
         Schedule 1       -       Applicable L/C Fee Percentage, Applicable
                                  Revolving Commitment Fee Percentage and
                                  Eruocurrency Margins
         Schedule 2*      -       List of Guarantors at Closing
         Schedule 3*      -       Additional Permitted Liens
         Schedule 7.5*    -       Shareholders of Subsidiaries
         Schedule 7.13*   -       Litigation
         Schedule 7.18*   -       Pension Plans
         Schedule 7.20*   -       Environmental Matters
         Schedule 7.21*   -       Contingent Obligations
         Schedule 9.5*    -       Additional Permitted Indebtedness
         Schedule 9.9*    -       Additional Permitted Investments
2.       Revolving Credit Notes*
3.       Guaranty Agreement*

*  Referenced exhibits will be furnished upon request of the Commission.

                                  EXHIBIT "A"


                      REQUEST FOR REVOLVING CREDIT ADVANCE


No.                                                Dated:
   ----------------------                                -----------------------

To:      Comerica Bank - Agent

Re: Omnicare, Inc. $135,000,000 Revolving Credit Agreement by and among Comerica Bank (individually and as Agent), the lenders from time to time parties thereto (collectively, "Banks"), and Omnicare, Inc. ("Company") dated as of April 7, 1995 (as amended from time to time, the "Agreement").


         Pursuant to the Agreement, the Company requests an Advance from Banks as follows:

         A.      Date of Advance:
                                 ---------------------------

         B.      Amount of Advance:

                 $
                  ----------------

                 / /      Comerica Bank Account No.
                                                    --------------
                 / /      Other:
                                ----------------------------------
                                ----------------------------------

         C.      Type of Activity:

                 1.       Advance          / /
                 2.       Refunding        / /
                                  of a Revolving Credit Advance     / /
                                  of a Swing Line Advance           / /
                 3.       Conversion       / /

         D.      Interest Rate:

                 1.       Prime-based Rate                  / /
                 2.       Eurocurrency-based Rate           / /

         E.      Interest Period (for Eurocurrency-based Advances only):

                 1.       One (1) Month            / /
                 2.       Two (2) Months           / /
                 3.       Three (3) Months         / /
                 4.       Six (6) Months           / /

         The Company certifies to the matters specified in Section 2.3(e) of the Agreement.


                                              OMNICARE, INC.



                                              By:
                                                 -------------------------------

                                              Its:
                                                  ------------------------------


Agent Approval:
               --------------------

                                  EXHIBIT "B"


                             REVOLVING CREDIT NOTE

$                                                                  April 7, 1995
 ---------------



         On the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Omnicare, Inc., a Delaware corporation ("Company") promises to pay to the order of [insert Bank] ("Bank") at Detroit, Michigan, in care of Agent, in lawful money of the United States of America, the sum of [Insert Amount derived from Percentages] Dollars ($____________), or so much of said sum as may from time to time have been advanced and then be outstanding hereunder pursuant to the Omnicare, Inc. $135,000,000 Revolving Credit Agreement dated as of April 7, 1995, made by and among the Company, certain banks, including the Bank, and Comerica Bank as Agent for such banks, as the same may be amended from time to time (the "Agreement"), together with interest thereon as hereinafter set forth.

         Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

         This Note is a note under which advances (including refundings and conversions), repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Agreement, to which reference is hereby made. Definitions and terms of the Agreement are hereby incorporated by reference herein.

         This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

         Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

         Nothing herein shall limit any right granted Bank by any other instrument or by law.


                                                  OMNICARE, INC.



                                                  By:
                                                     ---------------------------

                                                  Its:
                                                      --------------------------

                                  EXHIBIT "C"

                            LETTER OF CREDIT NOTICE


TO:      Members of the Bank Group

RE: Issuance of Letter of Credit pursuant to Article 3 of the Omnicare, Inc. ("Company") $135,000,000 Revolving Credit Agreement ("Agreement") dated April 7, 1995 between Company, Agent and the Banks.


         On ______________________, 19__,(1) Agent, in accordance with Article 3 of the Agreement, issued its Letter of Credit number _____________, in favor of ____________________(2) for the account of Company [and ___________________].(3)
The face amount of such Letter of Credit is $____________. The amount of each Bank's participation in the Letter of Credit is as follows:(4)

         Comerica Bank                             $
                                                    ----------------------------
                                                   $
         --------------------------------           ----------------------------
                                                   $
         --------------------------------           ----------------------------
                                                   $
         --------------------------------           ----------------------------
                                                   $
         --------------------------------           ----------------------------

         This notification is delivered this ____ day of ___________, 19___, pursuant to Section 3.3 of the Agreement. Except as otherwise defined, capitalized terms used herein have the meanings given them in the Agreement.

                                                Signed:

                                                COMERICA BANK



                                                By:
                                                   -----------------------------

                                                Its:
                                                    ----------------------------





----------------------------------

   (1) Date of Issuance

   (2) Beneficiary

   (3) Other Account Party (i.e. Subsidiary of Company), if any

   (4) Amounts based on Percentages

                                  EXHIBIT "D"


                         REQUEST FOR SWING LINE ADVANCE


No.                                                Dated:
   ----------------------                                -----------------------

To:      Comerica Bank, Swing Line Bank

Re: Omnicare, Inc. $135,000,000 Revolving Credit Agreement by and among Comerica Bank (individually and as Agent), the lenders from time to time parties thereto (collectively, "Banks"), and Omnicare, Inc. ("Company") dated as of April 7, 1995 (as amended from time to time, the "Agreement").


         Pursuant to the Agreement, the Company requests a Swing Line Advance from the Swing Line Bank as follows:

         A.      Date of Advance:
                                 ---------------------------

         B.      Amount of Advance:

                 $
                  ----------------

                 / /      Comerica Bank Account No.
                                                    --------------
                 / /      Other:
                                ----------------------------------
                                ----------------------------------

         C.      Interest Rate:

                 1.       Prime-based Rate                  / /
                 2.       Quoted Rate                       / /

         D.      Interest Period:

                 1.                    days(1)
                          ------------




-----------------------------------

     (1) Insert up to 30 days.

         The Company certifies to the matters specified in Section 4.3(e) of the Agreement.


                                             OMNICARE, INC.



                                             By:
                                                --------------------------------

                                             Its:
                                                 -------------------------------

Swing Line Bank Approval:
                         --------------------

                                  EXHIBIT "E"


                                SWING LINE NOTE

$5,000,000                                                        April __, 1995


         On the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Omnicare, Inc., a Delaware corporation ("Company") promises to pay to the order of Comerica Bank ("Bank") at 500 Woodward Avenue, Detroit, Michigan in lawful money of the United States of America, the sum of Five Million Dollars ($5,000,000), or so much of said sum as may from time to time have been advanced and then be outstanding hereunder pursuant to Article 4 of the Omnicare, Inc. $135,000,000 Revolving Credit Agreement dated as of April __, 1995, executed by and among the Company, certain banks, including the Bank, and Comerica Bank as Agent for such banks, as the same may be amended from time to time (the "Agreement"), together with interest thereon as hereinafter set forth.

         The unpaid principal indebtedness from time to time outstanding under this Note shall be due and payable on the last day of the Interest Period applicable thereto or as otherwise set forth in the Agreement, provided that no Swing Line Advance may mature or be payable on a day later than the Revolving Credit Maturity Date.

         Each of the Swing Line Advances made hereunder shall bear interest at the Prime-based Rate or the Quoted Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

         This Note is a note under which advances, repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Agreement, to which reference is hereby made. Definitions and terms of the Agreement are hereby incorporated by reference herein.

         This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

         Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

         Nothing herein shall limit any right granted Bank by any other instrument or by law.


                                                  OMNICARE, INC.



                                                  By:
                                                     ---------------------------

                                                  Its:
                                                      --------------------------

                                   EXHIBIT F


                                    FORM OF
                   SWING LINE LOAN PARTICIPATION CERTIFICATE


                                                                          , 19
                                                        ------------------    --

[Name of Bank]

--------------------------

--------------------------


Ladies and Gentlemen:

         Pursuant to subsection 4.5(b) of the Revolving Credit Agreement dated as of April 7, 1995, among Omnicare, Inc., the Banks named therein and Comerica Bank, as Agent, the undersigned hereby acknowledges receipt from you of $___________________ as payment for a participating interest in the following Swing Line Loan:

         Date of Swing Line Loan:
                                 --------------------------------

         Principal Amount of Swing Line Loan:
                                             --------------------

The participation evidenced by this certificate shall be subject to the terms and conditions of the Revolving Credit Agreement including without limitation
Section 4.5(b) thereof.



                                                 Very truly yours,

                                                 COMERICA BANK, as Agent


                                                 By:
                                                    ----------------------------

                                                 Its:
                                                     ---------------------------

                                   EXHIBIT G


                                  PERCENTAGES



   BANK                                                      PERCENTAGE
   ----                                                      ----------
Comerica Bank                                               29.629629629%
NBD Bank                                                    22.222222222%
The First National Bank of Chicago                          14.814814814%
PNC Bank, Ohio, N.A.
                                                            14.814814814%
The Fifth Third Bank                                        11.111111111%
Star Bank                                                    7.407407407%

                                  EXHIBIT "H"

            COVENANT COMPLIANCE AND INTEREST RATE ADJUSTMENT REPORT


To:      Comerica Bank

         Re: Omnicare, Inc. $135,000,000 Revolving Credit Agreement dated as of April 7, 1995 (the "Agreement")


         This Covenant Compliance and Interest Rate Adjustment Report ("Report") is furnished pursuant to Section 8.3 of the Agreement and sets forth various information as of _____________, 19__ (the "Computation Date").

         1. Leverage Ratio. On the Computation Date, the Leverage Ratio, which is required to be not more than 3.0 to 1.0 was __________ as computed in the supporting documents attached hereto as Schedule 1.

         2. Fixed Charge Coverage Ratio. On the Computation Date, the Fixed Charge Coverage Ratio, which is required to be not less than 1.35 to 1.0 was _________ as computed in the supporting documents attached hereto as
Schedule 2.

         3. Net Worth. On the Computation Date, the base Net Worth, which is required to be not less than $___________ was $__________ as computed in the supporting documents attached as Schedule 3.

         4. Eurocurrency Margin. The aggregate applicable Margin which shall become effective pursuant to the provisions of Section 5.1 of the Agreement and which is based on the Fixed Charge Coverage Ratio on the Computation Date is _______________________ percent (_____%).

         The undersigned officer of Company hereby certifies that:

         A. All of the information set forth in this Report (and in any Schedule attached hereto) is true and correct in all material respects.

         B. As of the Computation Date, the Company has observed and performed all of its covenants and other agreements contained in the Agreement and in the Notes and any other Loan Documents to be observed, performed and satisfied by them.

         C. I have reviewed the Agreement and this Report is based on an examination sufficient to assure that this Report is accurate.

         D. Except as stated in Schedule 4 hereto (which shall describe any existing Event of Default or event which with the passage of time and/or the giving of notice, would constitute an

Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Company), no Event of Default, or event which with the passage of time and/or the giving of notice would constitute an Event of Default, has occurred and is continuing on the date of this Report.

         Capitalized terms used in this Report and in the schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Agreement.

         IN WITNESS WHEREOF, Company has caused this Report to be executed and delivered by its duly authorized officer this ______ day of __________________, 19__.


                                                  OMNICARE, INC.



                                                  By:
                                                     ---------------------------

                                                  Its:
                                                      --------------------------

                                  EXHIBIT "I"


                               JOINDER AGREEMENT


         THIS JOINDER AGREEMENT is dated as of ______________, 199_ by _____________________, a ______________________ corporation ("New Guarantor").

         WHEREAS, pursuant to Section 8.15 of that certain Omnicare, Inc. $135,000,000 Revolving Credit Agreement dated as of April 7, 1995 (the "Loan Agreement") by and among Omnicare, Inc. ("Company"), the Banks signatory thereto and Comerica Bank, as Agent for the Banks (in such capacity, "Agent"), and pursuant to Section 5.7 of that certain Guaranty dated as of April 7, 1995 (the "Guaranty") executed and delivered by the Guarantors named therein ("Guarantors") in favor of Agent, for and on behalf of the Banks, the New Guarantor must execute and deliver a Joinder Agreement in accordance with the Loan Agreement and the Guaranty.

         NOW THEREFORE, as a further inducement to Banks to continue to provide credit accommodations to Company and the Account Parties (as defined in the Loan Agreement), New Guarantor hereby covenants and agrees as follows:

         1. All capitalized terms used herein shall have the meanings assigned to them in the Loan Agreement unless expressly defined to the contrary.

         2. New Guarantor hereby enters into this Joinder Agreement in order to comply with Section 8.15 of the Loan Agreement and
                 Section 5.7 of the Guaranty and does so in consideration of the Advances made or to be made from time to time under the Loan Agreement (and the other Loan Documents, as defined in the Loan Agreement), from which New Guarantor shall derive direct and indirect benefit as with the other Guarantors (all as set forth and on the same basis as in the Guaranty).

         3. New Guarantor shall be considered, and deemed to be, for all purposes of the Loan Agreement, the Guaranty and the other Loan Documents, a Guarantor under the Guaranty as fully as though New Guarantor had executed and delivered the Guaranty at the time originally executed and delivered under the Loan Agreement and hereby ratifies and confirms its obligations under the Guaranty, all in accordance with the terms thereof.

         4. No Default or Event of Default (each such term being defined in the Loan Agreement) has occurred and is continuing under the Loan Agreement.

         5. This Joinder Agreement shall be governed by the laws of the State of Michigan and shall be binding upon New Guarantor and its successors and assigns.

         IN WITNESS WHEREOF, the undersigned New Guarantor has executed and delivered this Joinder Agreement as of __________________, 199__.


                                               [NEW GUARANTOR]



                                               By:
                                                  ------------------------------

                                               Its:
                                                   -----------------------------

                                  EXHIBIT "J"

                                    FORM OF
                              ASSIGNMENT AGREEMENT


                                                       Date:
                                                             -------------------

To:      Omnicare, INC.

                 and

         COMERICA BANK ("Agent")

Re: Omnicare, Inc. $135,000,000 Revolving Credit Agreement dated as of April 7, 1995 (the "Agreement"), among Omnicare, Inc. ("Company"), Agent and certain Banks

Gentlemen and Ladies:

         Reference is made to Section 14.8(c), (d) and (e) of the Agreement. Unless otherwise defined herein or the context otherwise requires, all initially capitalized terms used herein without definition shall have the meanings specified in the Agreement.

         This Agreement constitutes notice to each of you of the proposed
assignment and delegation by   [insert assignor Bank] (the "Assignor") to
[insert proposed assignee]   (the "Assignee") of a _____% undivided interest in
Assignor's Revolving Credit Note under the Agreement (the "Note"), such that after giving effect to the assignment and assumption hereafter provided the Assignee's interest in the Note shall equal $_____________(1) and its Percentage shall equal ___% under the Loan Documents.

         The Assignor hereby instructs the Agent to make all payments from and including the "Effective Date" (as hereafter defined) hereof in respect of the interest assigned hereby, directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date of the assignment and delegation being made hereby are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees accrued up to the Effective Date, the Assignee will promptly remit the same to the Assignor.

         The Assignee hereby confirms that it has received a copy of the Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary,





----------------------------------

     (1) Such amount shall not be less than a minimum amount of $10,000,000.

together with copies of the other documents which were required to be delivered under the Agreement as a condition to the making of the loans thereunder. The Assignee acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its Percentage been granted and its loans been made directly by such Assignee to the Company without the intervention of the Agent, the Assignor or any other bank; and (b) has made and will continue to make, independently and without reliance upon the Agent, the Assignor or any other bank, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Agreement. The Assignee further acknowledges and agrees that neither the Agent, nor the Assignor has made any representations or warranties about the creditworthiness of the Company, or any other party to the Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Agreement, or any other of the Loan Documents. This assignment shall be made without recourse to or warranty by the Assignor, except as set forth herein.

         Assignee represents and warrants that it is a Person to which assignments are permitted pursuant to Section 14.8(c) of the Agreement. Assignor and Assignee represent and warrant that this assignment shall not violate any "blue sky" or other securities law of any jurisdiction or require the Company or any other Person to file a registration statement with the United States Securities and Exchange Commission or apply to qualify any loans or any interest in any thereof, under the "blue sky" or other securities laws of any jurisdiction.

         Except as otherwise provided in the Agreement, effective as of the Effective Date:

         (a) the Assignee: (i) shall be deemed automatically to have become a party to the Agreement, to have assumed all of the Assignor's obligations thereunder to the extent of the Assignee's percentage referred to in the second paragraph of this Assignment Agreement, and to have all the rights and obligations of a party to the Agreement, as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Agreement as if it were an original signatory thereto; and

         (b) the Assignor's obligations under the Agreement shall be reduced by the percentage referred to in the second paragraph of this Assignment Agreement.

                 As used herein, the term "Effective Date" means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:

         (1) the delivery to the Agent of an original of this Assignment Agreement executed by the Assignor and the Assignee;

         (2) the payment to the Agent, of all accrued fees, expenses and other items for which reimbursement is then owing under the Agreement;

         (3) the payment to the Agent of the $3,000 processing fee referred to in Section 14.8(d) (iv) of the Agreement; and

         (4)     all other restrictions and items noted in Sections 14.8(c),
                 (d) and (e) of the Agreement have been satisfied.

The Agent shall notify the Assignor and the Assignee of the Effective Date.

         The Assignee hereby advises each of you of the following administrative details with respect to the assigned loans:

                 (A)      Address for Notices:

                          Institution Name:

                          Address:

                          Attention:

                          Telephone:

                          Facsimile:

                 (B)      Payment Instructions:

                 (C)      Proposed effective date of assignment.

         The Assignee has delivered to the Agent (or is delivering to the Agent concurrently herewith) the tax forms referred to in Section 14.14 of the Agreement, other forms reasonably requested by the Agent, and the original of each Note held by the Assignor under the Agreement.

         Please evidence your consent to and acceptance of the proposed assignment and delegation set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

                                                 [ASSIGNOR]


                                                 By:
                                                    ----------------------------

                                                 Its:
                                                     ---------------------------

                                                 [ASSIGNEE]


                                                 By:
                                                    ----------------------------

                                                 Its:
                                                     ---------------------------


ACCEPTED AND CONSENTED TO
this ___ day of ________, 199_


COMERICA BANK, Agent


By:
   -----------------------------

Its:
    ----------------------------


OMNICARE, INC.


By:
   -----------------------------

Its:
    ----------------------------

[This form of Assignment Agreement (including footnotes) is subject in all respects to the terms and conditions of the Agreement which shall govern in the event of any inconsistencies or omissions.]

                                   SCHEDULE 1

                           APPLICABLE FEE PERCENTAGE
                            AND EUROCURRENCY MARGINS

                     (EXPRESSED AS BASIS POINTS PER ANNUM)


==========================================================================================================================
             BASIS FOR PRICING                        LEVEL I                    LEVEL II                  LEVEL III
==========================================================================================================================
                                                                           Less than or equal to     Less than or equal to
        Fixed Charge Coverage Ratio           Greater than 2.0 to 1.00     2.0 to 1.0 but greater         1.65 to 1.0
                                                                              than 1.65 to 1.0
--------------------------------------------------------------------------------------------------------------------------
            Eurocurrency Margin                         25.0                       37.5                      75.0
--------------------------------------------------------------------------------------------------------------------------
    Letters of Credit Fee (Section 3.4)                 25.0                       37.5                      75.0
--------------------------------------------------------------------------------------------------------------------------
       Commitment Fee (Section 2.6)                     10.0                       18.75                     25.0
==========================================================================================================================